Exhibit 10.3

LOAN AGREEMENT

(FLOATING RATE PORTFOLIO)

between

TRT NOIP FLOATING MEZZ HOLDCO LLC,

a Delaware limited liability company, and

TRS NOIP MEZZ HOLDCO LLC, a

Delaware limited liability company,

individually and collectively, as Borrower

and

iSTAR FINANCIAL INC.,

as Lender

Dated as of June     , 2010

LOAN AGREEMENT

(FLOATING RATE PORTFOLIO)

THIS LOAN AGREEMENT (FLOATING RATE PORTFOLIO) (this “Agreement”) dated as of June     , 2010, by TRT NOIP FLOATING MEZZ HOLDCO LLC, a Delaware limited liability company (“TRT Borrower”), and TRS NOIP MEZZ HOLDCO LLC, a Delaware limited liability company (“TRS Borrower”; TRT Borrower and TRS Borrower are individually and collectively referred to hereinafter as “Borrower”), jointly and severally, each having an address at c/o Dividend Capital Total Realty Trust, 518 17th Street, Denver, Colorado 80202 and iSTAR FINANCIAL INC., a Maryland corporation (together with its successors and assigns, hereinafter referred to as “Lender”), with offices at 1114 Avenue of the Americas, New York, New York 10036.

R E C I T A L S

A. Each Person identified on Exhibit A-1 is the fee owner of the Property identified opposite the name of such Person on Exhibit A-1 (each such Person is a “TRT Property Owner” and all of such Persons are the “TRT Property Owners”).

B. Each Person identified on Exhibit A-2 is the fee owner of the Property identified opposite the name of such Person on Exhibit A-2 (each such Person is a “TRS Property Owner” and all of such Persons are the “TRS Property Owners”). Each such TRT Property Owner and TRS Property Owner is a “Property Owner” and all of such TRT Property Owners and TRS Property Owners are the “Property Owners”.

C. TRT NOIP Floating Real Estate Holdco LLC, a Delaware limited liability company (“TRT Holdco”), is, indirectly, the owner of 100% of the membership interests and/or partnership interests in each TRT Property Owner.

D. TRS NOIP Real Estate Holdco LLC, a Delaware limited liability company (“TRS Holdco”), is, indirectly, the owner of 100% of the membership interests and/or partnership interests in each TRS Property Owner.

C. TRT Borrower is the owner of 100% of the membership interests in TRT Holdco. TRS Borrower is the owner of 100% of the membership interests in TRS Holdco.

D. Borrower desires to borrow from Lender, and Lender desires to lend to Borrower, a loan in the amount of $66,156,795.00.

NOW, THEREFORE, in consideration of the foregoing and of the covenants, conditions and agreements contained herein, Borrower and Lender agree as follows:

SECTION 1

DEFINITIONS

1.1 General Definitions.

In addition to any other terms defined in this Agreement, the following terms shall have the following meanings:

“Affiliate” means any Person: (A) directly or indirectly controlling, controlled by, or under common control with, another Person; (B) directly or indirectly owning or holding forty-nine percent (49%) or more of any equity interest in another Person; or (C) forty-nine percent (49%) or more of whose voting stock or other equity interest is directly or indirectly owned or held by such other Person.

“Agreement” means this Loan Agreement (Floating Rate Portfolio) (including all schedules, exhibits, annexes and appendices hereto), as amended, modified or supplemented from time to time.

“Applicable Minimum Senior Release Price” means, for each Property, the minimum payment required to be paid to the Senior Lender pursuant to the Senior Loan Documents to effect a Sale of such Property (or, in connection with a defeasance of the Lien of the Senior Mortgage encumbering the applicable Property) without the occurrence of a Senior Loan Default or Senior Loan Event of Default.

“Approval Matters” means any one or more of the following: (a) the execution and delivery of Leases (and related guarantees) and modifications, supplements, amendments and restatements of Leases (and related guarantees), (b) enforcement of Leases (and related guarantees) against a defaulting tenant (and, if applicable, guarantor); (c) consents to assignments and subleases by a tenant under a Lease; (d) the execution and delivery of Material Contracts and amendments, modifications, replacements, restatements or terminations of Material Contracts, the giving or withholding of material waivers, consents and approvals under, the request for material waivers, consents and approvals under, and enforcement of, such Material Contracts against a defaulting Person; (e) operating and capital budgets in respect of any Property Owner or any Property, any material changes to any such budgets, the incurring of material liability not set forth in any such budgets and any material expenditures not set forth in any such budgets; (f) material capital improvements whether or not set forth in a budget approved by Lender; (g) except as required under the Senior Loan Documents, the institution, termination or modification of any lockbox or other cash management arrangements and documents establishing, maintaining or requiring any such arrangements pertaining to any Property, any Property Owner, TRT Holdco, TRS Holdco or Borrower; provided, however, during the continuance of an Event of Default, “Approval Matters” described in part (d) of this definition shall include all contracts and agreements, including management agreements, brokerage agreements, service contracts and construction contracts between a Property Owner and another Person, whether or not the same are Material Contracts.

“Authorized Officer” means the chief executive officer, chief financial officer or other executive officer of Borrower.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended from time to time and all rules and regulations promulgated thereunder.

“Base Rate” means a fixed rate per annum equal to ten percent (10%).

“Borrower’s Advisor” is defined in Section 4.9.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are required by law to be closed.

“Carveout Guarantor” means Dividend Capital Total Realty Operating Partnership LP, a Delaware limited partnership.

“Carveout Guaranty” means that certain guaranty of Carveout Guarantor in favor of Lender of even date herewith.

“Change of Control” means the occurrence of any one or more of the following: (i) a Person (together with any one or more of its Affiliates) shall have acquired, in one or more transactions, ownership or control of a majority of the voting Securities of DCTRT or (ii) DCTRT shall cease to Control Borrower.

“Closing” means that the disbursement of the proceeds of the Loan shall have been made to, or upon the order of, Borrower.

“Closing Checklist” means the closing checklist attached hereto as Exhibit E.

“Closing Date” means the date hereof.

“Code” means the United States Internal Revenue Code of 1986, and any rule or regulation promulgated thereunder from time to time.

“Collateral” means the Pledged Interests and all other personal property of Borrower pledged or mortgaged to Lender as collateral security for repayment of the Loan and all “proceeds” (as defined in the UCC) of any of the foregoing Pledged Interests or other property.

“Companion Borrower” means the “Borrower” as defined in the Companion Loan Agreement.

“Companion Loan” means the “Loan” as defined in the Companion Loan Agreement.

“Companion Loan Agreement” means the Loan Agreement (Fixed Rate Portfolio) of even date herewith among Companion Borrower and Lender.

“Companion Loan Documents” means the “Loan Documents” as defined in the Companion Loan Agreement.

“Companion Proceeds” means “Net Sales Proceeds” and “Net Refinancing Proceeds” each as defined in the Companion Loan Documents.

“Companion Sale of a Property” means a “Sale of a Property” as defined in the Companion Loan Documents”.

“Confidential Information” is defined in Section 11.12.

“Contingent Obligation,” as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person: (a) with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect the applicable Person against fluctuations in interest rates; or (d) under any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect that Person against fluctuations in currency values. Contingent Obligations shall include (1) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (2) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, and (3) any liability of such Person for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the amount determined in accordance with GAAP.

“Contribution Agreement” means that certain Contribution Agreement of even date herewith among TRT Borrower, TRS Borrower and Lender.

“Control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“DCTRT” means Dividend Capital Total Realty Trust Inc., a Maryland corporation, and its successors.

“DCTRT Group” means the Related Parties and DCTRT.

“DCTRT Leasing” means DCTRT Leasing Corp., a Delaware corporation.

“DCT Real Estate” means DCTRT Real Estate Holdco LLC, a Delaware limited liability company.

“Debt Service Coverage Calculation Date” is the date of the closing of the applicable Modification or Refinancing.

“Debt Service Coverage Period” is defined in the definition of Debt Service Coverage Ratio.

“Debt Service Coverage Ratio” means the ratio of (a) Net Adjusted Operating Income during the period commencing on the date that is one year prior to the final day of the Loan Month in which the Debt Service Coverage Calculation Date occurs and ending on the final day of the Loan Month in which the Debt Service Coverage Calculation Date occurs; provided, however, if the Debt Service Coverage Calculation Date occurs prior to the first anniversary of the Closing Date, Lender shall reasonably adjust such calculation to annualize Net Adjusted Operating Income, (b) the aggregate amount of the payments of scheduled interest and principal to be paid on the Loan and the Senior Loan during the period “Debt Service Coverage Period”) commencing on the day immediately following the final day of the Loan Month in which the Debt Service Coverage Calculation Date occurs and ending on the anniversary of such day (assuming for such purposes that interest (i) on the Loan is calculated at an interest rate equal to the Base Rate scheduled to be in effect from time to time during the Debt Service Coverage Period and (ii) on the Senior Loan is calculated at an interest rate equal to the interest rate scheduled to in effect for the Senior Loan during the Debt Service Coverage Period and that the principal amount of each the Loan and the Senior Loan during such period will be the principal amount of the Loan and Senior Loan, as applicable, as of the Calculation Date in question less scheduled amortization, but computed after giving effect to principal reduction and other changes in economic terms in connection with the related Refinancing, Sale of a Property or Modification).

“Debt Service Coverage Target Ratio” means 1.6 to 1 (1.6:1).

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

“Default Rate” means a rate per annum equal to the Base Rate plus five percent (5%).

“Default Interest” is defined in Section 2.2(A).

“Distribution” is defined in Section 7.9.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Embargoed Person” is defined in Section 4.7.

“Environmental Laws” means all present and future federal, state and/or local laws, statutes, ordinances, codes, rules, regulations, orders, decrees, licenses, decisions, orders, injunctions, requirements and/or directives of Governmental Authorities, as well as common law, imposing liability, standards of conduct or otherwise pertains or relates to, or for, for the environment, industrial hygiene, the regulation of Hazardous Substances, natural resources, pollution or waste management that are applicable to the Property.

“ERISA” means the Employee Retirement Income Security Act of 1974, and all rules and regulations promulgated thereunder.

“Event of Default” is defined in Section 9.1.

“Excess Interest” is defined in Section 2.2(C).

“Excluded Lease” means a Lease (a) that has expired by its terms or that is scheduled to expire by its terms during the applicable Debt Service Coverage Period unless the tenant under such Lease has timely and properly notified Property Owner that it will renew or extend the term of such Lease, (b) that has a tenant or Lease guarantor that has filed a voluntary proceeding under the Bankruptcy Code, has consented to an involuntary proceeding under the Bankruptcy Code, is a debtor in an involuntary proceeding under the Bankruptcy Code that has not been dismissed within one hundred twenty (120) days of the filing of such involuntary proceeding, has made an assignment for the benefit of creditors or is the subject of a reorganization, receivership, composition or analogous proceeding that has not been dismissed within one hundred twenty (120) days after the initiation thereof (unless, in any such instance, in the case of a proceeding where the tenant is the debtor, the tenant has assumed the Lease and such assumption has been approved by order of the court in the proceeding that has become final by appeal or lapse of time for appeal and, if such tenant’s obligations under such Lease have been guaranteed, such guarantor has ratified and confirmed its guaranty), (c) that has a tenant that has vacated the applicable premises and such tenant does not maintain a credit rating for its long-term unsecured debt as established by Standard & Poors, a division of The McGraw-Hill Companies, Inc. of BBB- or better or (d) that has a tenant that is in monetary default or material non-monetary default beyond the expiration of any applicable curative period.

“Financing Statements” means collectively (i) the UCC-1 Financing Statements naming TRT Borrower, as debtor, and Lender, as secured party, and filed with such filing offices as Lender may require, and (ii) the UCC-1 Financing Statements naming TRS Borrower, as debtor, and Lender, as secured party, and filed with such filing offices as Lender may require.

“Foreclosure Event” means the occurrence of an Event of Default specified in Sections 9.1(A), 9.1(B), 9.1(D), 9.1(E), 9.1(F), (9.1)(M), 9.1(N), or 9.1(O). For the avoidance of doubt, a default under the Put Agreement by DCTRT shall not be a Foreclosure Event.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied, as of the date in question.

“Governmental Authority” means the United States of America, any state, any foreign governments and any political subdivision or regional division of the foregoing, and any agency, department, court, regulatory body, commission, board, bureau or instrumentality of any of them.

“Harborside Interests” means membership, partnership or other ownership interests in any Harborside Owner.

“Harborside Owner” means Plaza X Leasing Associates L.L.C., Plaza X Realty L.L.C., Plaza X Urban Renewal Associates L.L.C., American Financial Exchange L.LC., and TRT Harborside LLC.

“Harborside Proceeds” means without duplication, (a) any and all monetary consideration or other economic compensation, whether direct or indirect, that is received by a Harborside Owner (or any other Person that is an Affiliate of a Harborside Owner) for, or in connection with, a sale or other disposition of all or any part of the Harborside Property or Harborside Interests, including the stated purchase price, cash, prepaid expenses and contracts for the seller’s service and the service of an Affiliate of a Harborside Owner, but deducting (i) the reasonable, verifiable, customary, actual and bona fide closing costs incurred in connection with such sale or disposition not paid to an Affiliate of a Harborside Owner (other than a disposition fee of up to 1% of the stated purchase price that may be paid to an Affiliate of DCTRT) including independent third party brokers’ commissions, title charges, survey costs, escrow charges, transfer taxes, and net prorations in favor of purchaser incurred in connection with such sale or disposition, (ii) amounts necessary to fully repay, satisfy or defease any loan (x) held by a Person that is not a member of the DCTRT Group, a Harborside Owner or Person that is an Affiliate of a Harborside Owner or member of the DCTRT Group and (y) secured by the Harborside Property and/or Harborside Interests; and (iii) any escrows or holdbacks under the until released to, or upon the order of, a Harborside Owner and (b) the proceeds of any financing or refinancing (excluding financing closing on the date hereof) in which any part of the Harborside Property or Harborside Interests serves as collateral adjusted by deducting proceeds applied to satisfy then existing mortgage loans not held by a Harborside Owner or their respective Affiliates and the reasonable, verifiable, customary, actual and bona fide closing costs incurred in connection with a financing or refinancing to the extent not paid to any Harborside Owner or any of their respective Affiliates, including, independent third party brokers’ commissions, title charges, survey costs, escrow charges, transfer taxes, attorneys’ fees, professional and consultant costs, environmental and engineering report costs, and application and commitment fees, if any, incurred in connection with the applicable financing or refinancing.

“Harborside Property” means the real estate described on Exhibit C attached hereto and related property and leases among or between any Harborside Owner.

“Hazardous Materials” means (a) any pollutants, toxic pollutants, oil, gasoline, petroleum products, asbestos, materials or substances containing asbestos, explosives, chemical liquids or solids, radioactive materials, polychlorinated biphenyls or related or similar materials, or any other solid, liquid or other emission, substance, material, product or by-product defined, listed or regulated as a hazardous, noxious, toxic or solid substance, material or waste or defined, listed or regulated as causing cancer or reproductive toxicity, or otherwise defined, listed or regulated as hazardous or toxic in, pursuant to, or by any federal, state or local law, ordinance, rule, or regulation, now or hereafter enacted, amended or modified, in each case to the extent applicable to the Properties including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601, et seq.); the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.); the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.); Sections 25117, 25281, 25316 or 25501 of the California Health & Safety Code; any so-called “Superfund” or “Superlien” law; the Toxic Substance Control Act of 1976 (15 U.S.C. Section 2601 et seq.); the Clean Water Act (33 U.S.C. Section 1251 et seq.); and the Clean Air Act (42 U.S.C. Section 7901 et seq.); (b) any substance which is or contains asbestos, radon, polychlorinated biphenyl, urea formaldehyde foam insulation, explosive or radioactive material, lead paint, motor fuel or other petroleum hydrocarbons; (c) fungus, mold, mildew, or other biological agents the presence of which may adversely affect the health of individuals or other animals or materially adversely affect the value or utility of the Properties, and/or (d) any other substance which causes or poses a threat to cause a contamination or nuisance with respect to all or any portion of the Properties or any adjacent property or a hazard to the environment or to the health or safety of Persons.

“Improvements” means all buildings, improvements, alterations or appurtenances now, or at any time hereafter, located upon, in, under or above the Land or any part thereof and comprise part of the Property.

“Indebtedness”: With respect to any Person means, without duplication, (a) any indebtedness of such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of any property or asset of such Person to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) any obligations of such Person for the deferred purchase price of property or services; (c) any obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (d) any obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) any obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases; (f) any obligations of such Person as a result of any final judgment rendered against such Person or any settlement agreement entered into by such Person with respect to any litigation unless such obligations are stayed upon appeal (for so long as such appeal shall be maintained) or are fully discharged or bonded within one hundred and twenty (120) days after the entry of such judgment or execution of such settlement agreement; (g) any obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit; (h) any Contingent Obligations; (i) any Indebtedness of others referred to in clauses (a) through (h) above or clause (j) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss; and (j) any Indebtedness referred to in clauses (a) through (i) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Liabilities” is defined in Section 11.3.

“Indemnitees” is defined in Section 11.3.

“Independent Person” is defined in Schedule 4.12.

“Intercreditor Agreement” means the Intercreditor Agreement between Lender and Senior Lender of even date herewith and, from and after mutual execution and delivery thereof, any analogous document executed and delivered in connection with a Permitted Refinancing.

“Interest Period” means the period of time beginning on the first (1st) day of a Loan Month and ending on the last day of such Loan Month; provided, however, the first Interest Period shall commence on the Closing Date and continues to and includes June 30, 2010.

“Interest Rate” means the applicable of the Base Rate or the Default Rate.

“Interest Rate Protection Agreement” is defined in the Senior Loan Agreement.

“Intervening Entity” means any Persons (other than the Property Owners) in which Borrower, TRT Holdco or TRS Holdco owns a direct or indirect ownership interest.

“Land” means the real estate legally described on Exhibit B.

“Late Charge” is defined in Section 2.2(D).

“Leases” means any and all leases, subleases, occupancy agreements or grants of other possessory interests, whereby a Property Owner acts as the lessor, sublessor, licensor, grantor or in another similar capacity, now or hereafter in force, oral or written, covering or affecting the Land or Improvements, or any part thereof, together with all rights, powers, privileges, options and other benefits of any such Property Owner thereunder and any and all guaranties of the obligations of the lessees, sublessees, occupants, and grantees thereunder, as such leases, subleases, occupancy agreements or grants may be extended, renewed, modified or replaced from time to time (exclusive of any ground lease having any such Property Owner as ground lessee).

“Legal Requirements” means all applicable laws, statutes, ordinances, rulings, regulations, codes, decrees, orders, policies, guidelines, judgments, covenants, conditions, restrictions, approvals, permits and requirements or of, from or by any Governmental Authority, including zoning, subdivision, land use, environmental, building, safety, health, wetlands and landmark preservation, housing and fire laws and the Americans with Disabilities Act.

“Lender’s Advisor” is defined in Section 4.9.

“Lien” means any lien, mortgage, pledge, security interest, charge or monetary encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and (b) any negative pledge or analogous agreement including any agreement not to directly or indirectly convey, assign, sell, mortgage, pledge, hypothecate, grant a security interest in, grant options with respect to, transfer or otherwise dispose of, voluntarily or involuntarily, by operation of law or otherwise, any direct or indirect interest in an asset or direct or indirect interest in the ownership of an asset.

“Loan” means the loan in the aggregate stated principal amount of $66,156,795.00 from Lender to Borrower as evidenced by the Note.

“Loan Documents” means this Agreement, the Note, the Carveout Guaranty, the Financing Statements, the TRT Pledge Agreement, the TRS Pledge Agreement, the Contribution Agreement and all other documents, instruments, certificates and other deliveries made by Borrower to Lender which otherwise evidence, secure and/or govern the Loan. Borrower and Lender agree that the Put Agreement is not a “Loan Document”, and that a default under the Put Agreement shall not be a Default or an Event of Default hereunder.

“Loan Month” means a calendar month.

“Loan Party” means any of Borrower, Carveout Guarantor and DCTRT.

“Material Adverse Effect” means (A) a material adverse effect upon the business, operations, properties, assets or financial condition of DCTRT, the Related Parties or the Properties, taken as a whole, or (B) the impairment, in any material respect, of the ability of any of any member of the DCTRT Group to perform its respective material obligations under any of the Loan Documents or the Put Agreement or of Lender to enforce or collect any of the Obligations. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Averse Effect.

“Material Contract” means (i) any management agreement for a Property or (ii) any contract or other agreement relating to the operation, maintenance or construction of any Property which is in excess of $1,000,000.00 per annum.

“Maturity Date” is defined in Section 2.4(B).

“Maximum Rate” is defined in Section 2.2(C).

“Mezzanine Minimum Release Amount” means an amount of money for each Property equal to the applicable amount specified on Exhibit D in the column captioned “Mezzanine Minimum Release Amount”.

“Mezzanine Release Payment Amount” means, with respect to a Sale of a Property an amount equal to the lesser of (A) the outstanding balance of the Loan; and (B) the greater of (i) Net Sale Proceeds with regard to such Sale of a Property or (ii) the applicable Mezzanine Minimum Release Amount.

“Modification” is defined in Section 7.3(A).

“Note” means that the Promissory Note, together with the Substitute Notes and all future advances, extensions, renewals, substitutions, modifications and amendments of the Promissory Note and Substitute Notes.

“Net Adjusted Operating Income” means, without duplication of any item, Net Operating Income as such amount may be adjusted by Lender in its good faith discretion (a) to eliminate Operating Income and Operating Expenses to the extent attributable to a Property that is sold in connection with a Sale of a Property, (b) to eliminate Operating Income derived from

Leases that are Excluded Leases, (c) to reduce Operating Income by rent reductions expressly provided for under the Leases to occur during the applicable Debt Service Coverage Period, and (d) to eliminate lease termination payments, insurance collections (other than business interruption or rent loss insurance), condemnation awards, judgment collections, settlement payments, forfeited security deposits and other non-recurring or extraordinary income and expenses.

“Net Operating Income” shall mean, with respect to any period of time, the amount obtained by subtracting Operating Expenses from Operating Income.

“Net Refinancing Proceeds” means the Refinancing Proceeds remaining after application of Refinancing Proceeds to satisfaction (or full defeasance of Liens securing) the Senior Loan as required pursuant to the Senior Loan Documents. If a Property is sold to an Affiliate through a Permitted Affiliate Sale of a Property, Net Refinancing Proceeds, shall mean, following such Permitted Affiliate Sale of a Property, as to such Property, Net Refinancing Proceeds in respect of such Property (with references to “Senior Loan” referring to loans held by Persons that are not members of the DCTRT Group or any Affiliate of any member of the DCTRT Group).

“Net Sales Proceeds” means, without duplication, any and all monetary consideration or other economic compensation, whether direct or indirect, that is received by a Property Owner (or any other Person that is an Affiliate of a member of the DCTRT Group) for, or in connection with, a Sale of a Property, including the stated purchase price, cash and prepaid expenses, contracts for the seller’s service and the service of an Affiliate of Borrower, but deducting (i) the reasonable, verifiable, customary, actual and bona fide closing costs incurred in connection with a Sale of a Property not paid to an Affiliate of Borrower (other than a disposition fee of up to 1% of the stated purchase price that may be paid to an Affiliate of DCTRT) or other member of the DCTRT Group, including independent third party brokers’ commissions, title charges, survey costs, escrow charges, transfer taxes, and net prorations in favor of purchaser incurred in connection with a Sale of a Property and (ii) any escrows or holdbacks under the applicable Sale Agreement unless and until released to Borrower, and (iii) to the extent paid to the Senior Lender or utilized to effect a partial defeasance of the Senior Mortgage securing the Senior Loan encumbering the applicable Property, the Applicable Minimum Senior Release Price. If a Property is sold to an Affiliate through a Permitted Affiliate Sale of a Property, Net Sales Proceeds shall, following such Permitted Affiliate Sale mean, as to such Property, without duplication, any and all monetary consideration or other economic compensation, whether direct or indirect, that is received by the applicable seller of the Property that is an Affiliate of a member of the DCTRT Group (or any other Person that is an Affiliate of a Property Owner, TRT Holdco, TRS Holdco, Borrower or DCTRT) for, or in connection with, a Sale of a Property, including the stated purchase price, cash and prepaid expenses, contracts for the seller’s service and the service of an Affiliate of Borrower, but deducting (i) the reasonable, verifiable, customary, actual and bona fide closing costs incurred in connection with a Sale of a Property not paid to an Affiliate of Borrower (other than a disposition fee of up to 1% of the stated purchase price that may be paid to an Affiliate of DCTRT) or other member of the DCTRT Group, including independent third party brokers’ commissions, title charges, survey costs, escrow charges, transfer taxes, and net prorations in favor of purchaser incurred in connection with a Sale of a Property and (ii) any escrows or holdbacks under the applicable Sale Agreement unless and until released to Borrower, and (iii) to the extent paid to the holder of the loan encumbering the applicable property (held by a Person that is not a member of the DCTRT Group or Affiliate of a member of the DCTRT Group) or utilized to effect a partial defeasance of the liens securing such loan encumbering the applicable Property, the applicable payment to pay such loan or to defease such loan.

“Northrop Indemnity” means that certain Indemnity and Direction Agreement, dated as of the date hereof, between iStar Financial Inc., DCTRT, Dividend Capital Total Realty Trust Inc., a Delaware corporation, Carveout Guarantor, TRT Acquisitions LLC, a Delaware limited liability company, and iStar NG LP, a Delaware limited partnership.

“Northrop VA Property” means the Property located in Tyson’s Corner, Virginia and leased to Northrop Grumman Systems Corporation.

“Northrop Transfer” is defined in Section 7.8(F).

“Northrop Transfer Payment” is defined in Section 2.4(C).

“Obligations” means, in the aggregate, all obligations, liabilities and indebtedness of every nature of Borrower from time to time owed to Lender under the Loan Documents, including the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable to Lender under the Loan Documents whether before or after the filing of a proceeding under the Bankruptcy Code by or against Borrower. The term “Obligations” shall also include any judgment against Borrower or the Collateral with respect to such obligations, liabilities and indebtedness of Borrower.

“OFAC” is defined in Section 4.7.

“Officer’s Certificate” means the certificate of an executive officer, chief financial officer or other officer or representative with knowledge of the matters addressed in such certificate.

“Operating Expenses” means “Operating Expenses” as defined in the Senior Loan Agreement as in effect as of the date hereof.

“Operating Income” means “Operating Income” as defined in the Senior Loan Agreement as in effect as of the date hereof.

“Organizational Documents” means, as applicable, for any Person, such Person’s articles or certificate of incorporation, by-laws, partnership agreement, trust agreement, certificate of limited partnership, articles of organization, certificate of formation, shareholder agreement, voting trust agreement, operating agreement, limited liability company agreement and/or analogous documents, as amended, modified or supplemented from time to time.

“Payment Date” means the 1st day of each Loan Month commencing on July 1, 2010.

“Permitted Indebtedness” means (i) ordinary and customary trade payables incurred in the ordinary course of business of ownership of the Collateral which are payable not later than thirty (30) days after receipt of the original invoice which are in fact not more than sixty (60) days overdue, and do not at any one time exceed $100,000 in the aggregate and (ii) the Loan.

“Permitted Modification” is defined in Section 7.3(A).

“Permitted Organizational Modification” means any amendment of Organizational Documents that (a) does not admit any Person as a member or partner in a Property Owner or an Intervening Entity, or (b) does not result in a Change of Control of Borrower and (c) no new equity that is invested in Borrower in connection with the admission of a new member thereof is paid to the initial owner(s) of the membership interest in Borrower, (d) does not materially change, modify, amend or waive, the SPE Provisions of any such Person’s Organizational Documents and (e) does not cause Borrower to cease to be a Special Purpose Bankruptcy Remote Entity.

“Permitted Affiliate Sale of a Property” is defined in Section 7.8(B).

“Permitted Sale of a Property” means a Sale of a Property that complies with Section 7.8(B).

“Permitted Refinancing” means a Refinancing that complies with Section 7.8(C).

“Person” means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof and their respective permitted successors and assigns (or in the case of a governmental person, the successor functional equivalent of such Person).

“Pledge Agreement” means the TRT Pledge Agreement and the TRS Pledge Agreement.

“Pledged Interests” means the TRT Pledged Interests and the TRS Pledged Interests.

“Promissory Note” means the Promissory Note dated of even date herewith made by Borrower to the order of Lender in the original principal amount of $66,156,795.00.

“Property” means the Land, the Improvements and all other collateral mortgaged or pledged by the Senior Loan Documents and are identified on Exhibit A-1 and Exhibit A-2 or any individual Property identified on Exhibit A-1 or Exhibit A-2 as the context requires.

“Property Owner” is defined in the Recitals.

“Purchase Agreement” means that certain Purchase and Sale Agreement dated as of May 3, 2010 among TRT Acquisitions LLC, the sellers identified therein and joined in by iStar Financial Inc. and DCTRT for the purposes specified therein, as amended from time to time.

“Put Agreement” means that certain Put Agreement of DCTRT in favor of Lender of even date herewith.

“Refinancing” means a refinancing of the Senior Loan.

“Refinancing Expenses” means the reasonable, verifiable, customary, actual and bona fide closing costs incurred in connection with a Permitted Refinancing to the extent not paid to any member of the DCTRT Group or any of their respective Affiliates, including, independent third party brokers’ commissions, title charges, survey costs, escrow charges, transfer taxes, attorneys’ fees, professional and consultant costs, environmental and engineering report costs, and application and commitment fees, if any, incurred in connection with a Refinancing.

“Refinancing Proceeds” means the proceeds of any Permitted Refinancing deducting only the Refinancing Expenses for the Refinancing.

“Related Party” means any of Borrower, TRT Holdco, TRS Holdco, Intervening Entities, Carveout Guarantor and Property Owners.

“Sale Agreement” is defined in Section 7.8(B).

“Sale of a Property” means (a) any, direct sale or conveyance, assignment, transfer, exchange or other disposition of all or any part of a Property; or (b) any assignment, sale, conveyance, assignment, transfer, exchange, or other disposition of 100% of the ownership interests, direct or indirect, of a Property Owner, in each case under (a) or (b) to a Person that is not a member of the DCTRT Group or any of such Person’s respective Affiliates unless the same is a Permitted Affiliate Sale of a Property.

“Securities” means any stock, shares, voting trust certificates, bonds, debentures, options, warrants, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities’ or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securitization” is defined in Section 10.1.

“Senior Lender” means the holder(s), from time to time, of the Senior Loan Documents.

“Senior Loan” means that certain $443,030,000.00 loan made by Senior Lender to Property Owners and, from and after a Permitted Refinancing, includes a Permitted Refinancing of a Senior Loan.

“Senior Loan Agreement” means (a) that certain Loan Agreement dated as of the date hereof, between Senior Lender and Property Owners governing the Senior Loan and (b) from and after a Permitted Refinancing, the loan agreement or analogous documents pertaining to any Permitted Refinancing Loan.

“Senior Loan Default” means any default by any Person (other than the Senior Lender) under the Senior Loan Documents.

“Senior Loan Documents” means the Senior Loan Agreement, the Senior Mortgage, the Senior Note and all other agreements, instruments and documents evidencing, securing, guarantying, perfecting, and/or governing the Senior Loan.

“Senior Loan Event of Default” means the occurrence of a default or other event under the Senior Loan Documents that, continues following such notice, curative or grace periods in the Senior Loan Documents, that results or, at the election of the Senior Lender or any other Person may result in, acceleration of the Senior Loan, foreclosure in respect of any collateral for the Senior Loan, the exercise of any remedies under the Senior Loan Documents including trustee’s sale, foreclosure, Uniform Commercial Code sale, the appointment of a receiver, or other remedies.

“Senior Mortgage” means the “Mortgage” as defined in the Senior Loan Agreement.

“Servicer” is defined in Section 10.1.

“Senior Note” means the promissory note(s) evidencing the Senior Loan.

“SPE Provisions” means provisions of a Person’s Organizational Documents that are substantially similar to the provisions required to be included in the Organizational Documents of the Borrower pursuant to Section 5.9 (except references in the Organizational Documents of the Property Owners will refer to the Senior Loan and not the Loan and an Independent Person will be required only for TRT Holdco and TRS Holdco (for TRT Holdco, TRS Holdco and actions by the Intervening Entities and Property Owners) and Borrower, and except as otherwise modified as reflected in the Organizational Documents for each Property Owner and Intervening Entity delivered to Lender and in effect as of the date hereof).

“Special Purpose Bankruptcy Remote Entity” is defined in Schedule 4.12.

“Special Purpose Entity” means a Person which is a limited liability company or limited partnership whose Organizational Documents include the SPE Provisions and which Person has at all time complied with such SPE Provisions.

“Substitute Note” means all notes given in substitution or exchange for the Promissory Note or another Substitute Note.

“Tax Liabilities” is defined in Section 2.6.

“Title Company” means First American Title Insurance Company.

“Title Insurance Policy” shall mean an owner’s policy(ies) of title insurance issued by the Title Company (or the closest equivalent available in any given jurisdiction), in the amount of not less than the allocable purchase price for the Properties as set forth in the Purchase Agreement, insuring that the Property Owners own fee simple title to the Property (including any easements appurtenant thereto) subject only to such defects as the purchaser under the Purchase Agreement is obligated or has agreed to accept. At Lender’s option and expense, the Title Policy shall contain a mezzanine loan endorsement.

“Transfer” means, (a) when used as a verb, to, directly or indirectly, lease, sell, assign, convey, give, exchange, devise, mortgage, encumber, pledge, hypothecate, alienate, grant a security interest, or otherwise create or suffer to exist any Lien, transfer or otherwise dispose, or to contract or agreement to do any of the foregoing, whether by operation of law, voluntarily, involuntarily or otherwise as well as any other action or omission which has the practical effect of initiating or completing the foregoing and (b) when used as a noun, a direct or indirect, lease, sale, assignment, conveyance, gift, exchange, devise, mortgage, encumbrance, pledge, hypothecation, alienation, grant of a security interest or other creation or sufferance of a Lien, transfer of other disposition, or contract or agreement by which any of the foregoing may be effected, whether by operation of law, voluntary or involuntary and any other action or omission which has the practical effect of initiating or completing the foregoing.

“TRS Holdco” is defined in the Recitals.

“TRS Pledge Agreement” means that certain Pledge Agreement of even date herewith between TRS Borrower and Lender.

“TRS Pledged Interests” means 100% of the membership interests in TRS Holdco including all rights as a member in TRS Holdco, all rights to profits and losses pertaining to such membership interests, all distributions, from time to time, pertaining to such membership interests upon full or partial liquidation or otherwise, all right, title and interest to participate in the management and voting of TRS Holdco, all options and other agreements for the purchase of any interests in TRS Holdco and all documents or certificates representing rights and interests in TRS Holdco.

“TRS Property Owner” is defined in the Recitals.

“TRT Holdco” is defined in the Recitals.

“TRT Pledge Agreement” means that certain Pledge Agreement of even date herewith between TRT Borrower and Lender.

“TRT Pledged Interests” means 100% of the membership interests in TRT Holdco including all rights as a member in TRT Holdco, all rights to profits and losses pertaining to such membership interests, all distributions, from time to time, pertaining to such membership interests upon full or partial liquidation or otherwise, all right, title and interest to participate in the management and voting of TRT Holdco, all options and other agreements for the purchase of any interests in TRT Holdco and all documents or certificates representing rights and interests in TRT Holdco.

“TRS Property Owner” is defined in the Recitals.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“UCC Policy” means a so-called “Eagle 9 UCC Insurance Policy” (or equivalent satisfactory to Lender such as a “UCC-Plus Policy”) issued by an insurer reasonably approved by Lender insuring Lender’s first priority perfected security interest in the Collateral in the amount of the Loan with a mezzanine/pledged equity endorsement.

1.2 Terms; Utilization of GAAP for Purposes of Financial Statements Under Agreement. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial statements and other information furnished to Lender pursuant to subsection 5.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation unless otherwise required pursuant to the Senior Loan.

1.3 Other Definitional Provisions. References to “Sections,” “Exhibits” and “Schedules” shall be to Sections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in Section 1.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, “hereof,” “herein,” “hereto,” “hereunder” and the like mean and refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which the respective word appears; words importing any gender include the other genders; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; the phrase “and/or” shall mean that either “and” or “or” may apply; the phrases “attorneys’ fees,” “legal fees” and “counsel fees” shall include any and all attorneys’, paralegal and law clerk fees and disbursements, including court costs, fees and disbursements at the pre-trial, trial and appellate levels incurred or paid by Lender in protecting its interest in the Properties and the Collateral and enforcing its rights hereunder and/or the other Loan Documents; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Loan Document; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; references to a Person’s “knowledge” in this Agreement or the other Loan Documents refers to the actual knowledge of the Person in question; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

1.4 Absence of Senior Loan. For purposes of Sections 5 and 7, in the event no Senior Loan exists, references to “Senior Loan Documents” shall refer to the Senior Loan Documents pertaining to the then most recently existing Senior Loan and references to “Senior Lender” shall refer to “Lender” for purposes of all approvals, consents, acknowledgements and deliveries (other than payment of monies) provided, that Lender need not be named as “mortgagee” on any casualty insurance policy.

SECTION 2

AMOUNTS AND TERMS OF THE LOAN

2.1 Loan Disbursement and Note. Subject to the terms and conditions of this Agreement, Lender shall lend the Loan to Borrower on the Closing Date. The proceeds of the Loan shall be used to pay a portion of the purchase price of the Properties. The disbursement of the Loan in accordance with the foregoing shall be made on the Closing Date. The Loan shall be evidenced by the Note. The Obligations of Borrower under this Agreement, the Note and the other Loan Documents are secured by, among other things, the Pledge Agreement and the Liens created or arising under the other Loan Documents.

2.2 Interest.

(A) Interest Rate. Subject to the provisions of Section 2.2(C) hereof, the outstanding principal balance of the Loan shall bear interest at the Base Rate. However, (a) during the existence of any Event of Default, or (b) after the Maturity Date, the principal amount of the Loan shall bear interest (“Default Interest”) at the Default Rate. With respect to any scheduled payments of principal and interest (excluding the payment due on the Maturity Date), Borrower will be entitled to a grace period of five (5) days from such date before Default Interest is imposed by reason of such late payment; provided, however, if Borrower fails to make the required payment within said five (5) day period, Default Interest will be calculated from the original due date. Except as set forth in the preceding sentence, the Default Interest shall commence, without notice, immediately upon and from the occurrence of (a) or (b) above, as the case may be, and shall continue until all Events of Defaults are expressly waived, in writing, by Lender or the Obligations are paid in full. Default Interest shall be payable upon demand, and, to the extent unpaid, shall be compounded monthly at the Default Rate. The obligations of the Borrower under this Agreement, the Note and the other Loan Documents are secured by, among other things, the Pledge Agreement.

(B) Computation and Payment of Interest. Interest on the Loan and all other Obligations owing to Lender shall be computed on the daily principal balance of the Note on the basis of actual days elapsed and a 360-day year. Interest on the Loan is payable in arrears. Payments of interest shall be paid to Lender as specified in Section 2.3. In addition, all accrued and unpaid interest shall be paid to Lender on the earlier of the date of prepayment and maturity, whether by acceleration or otherwise. The Loan shall commence to bear interest on the date the proceeds of the Loan are to be disbursed to or for the order of Borrower, provided, however, if the proceeds are disbursed to an escrowee, the Loan shall commence to bear interest from and including the date of disbursement to such escrowee regardless of the date such proceeds are disbursed from escrow.

(C) Interest Laws. Notwithstanding any provision to the contrary contained in this Agreement or the other Loan Documents, Borrower shall not be required to pay, and Lender shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by law (“Excess Interest”). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any of the other Loan Documents, then in such event: (1) the provisions of this Section shall govern and control; (2) Borrower shall not be obligated to pay any Excess Interest; (3) any Excess Interest that Lender may have received hereunder shall be, at Lender’s option, (a) applied as a credit against the outstanding principal balance of the Obligations due and owing to Lender (without any prepayment penalty or premium therefor) or for accrued and unpaid interest thereunder (not to exceed the maximum amount permitted by law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and

(5) Borrower shall not have any action against Lender for any damages arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any Obligation due and owing to Lender is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Obligations due and owing to Lender shall, to the extent permitted by law, remain at the Maximum Rate until Lender shall have received or accrued the amount of interest which Lender would have received or accrued during such period on Obligations due and owing to Lender had the rate of interest not been limited to the Maximum Rate during such period.

(D) Late Charges. If any scheduled payment of principal and/or interest or other amount (excluding the payment due on the Maturity Date) owing pursuant to this Agreement or the other Loan Documents is not paid when due, Borrower shall pay to Lender, in addition to all sums otherwise due and payable, a late charge (“Late Charge”) in an amount equal to four percent (4%) of the unpaid amount. With respect to regular monthly payments of principal and/or interest (excluding the payment due on the Maturity Date), Borrower will be entitled to a grace period of five (5) days from the date due before a late charge is imposed by reason of such late payment. Any unpaid late charge shall bear interest at the Default Rate until paid.

2.3 Payments. Interest for the period commencing on the date of disbursement of the Loan and ending on June 30, 2010 shall be paid on the Closing Date. On each Payment Date thereafter commencing with the Payment Date occurring in August, 2010, Borrower shall pay to Lender interest on the outstanding principal of the Loan accrued from and including the immediately preceding Payment Date, to, but not including, the Payment Date on which such payment is to be made. A balloon payment will be required on the Maturity Date.

2.4 Payments and Prepayments on the Loan.

(A) Manner and Time of Payment. Borrower agrees to pay all of the Obligations relating to the Loan as such amounts become due or are declared due pursuant to the terms of this Agreement and the other Loan Documents. All payments shall be made without deduction, defense, setoff or counterclaim (except as expressly provided for in Section 2.8 of this Agreement) by the wire transfer of good immediately available wire transferred federal funds to Lender’s account at JP Morgan Chase Bank, New York, ABA# 021000021, Account #230451489, Account Name: iStar Financial SF Account, Reference: M00153400 Dividend – Floating Rate, or at such other place as Lender may direct from time to time by at least ten (10) days prior notice to Borrower. Borrower shall receive credit for such funds on the date received if such funds are received by Lender by 1:00 P.M. (Denver time) on such day. In the absence of timely receipt, such funds shall be deemed to have been paid by Borrower on the following Business Day. Whenever any payment to be made under the Loan Documents shall be stated to be due on a day that is not a Business Day, or any time period relating to a payment to be made hereunder is stated to expire on a day that is not a Business Day, the payment may be made on the following Business Day and the period will not expire until the following Business Day.

(B) Maturity. The outstanding principal balance of the Loan, all accrued and unpaid interest thereon and all other sums owing to Lender pursuant to the Loan Documents, shall be due and payable on the day (the “Maturity Date”) that is the earlier of (a) June 30, 2013 or (b) the date of acceleration of the Loan by virtue of an Event of Default.

(C) Prepayments.

(i) The Loan may be prepaid, in whole, or in part, upon not less than fifteen (15) days’ prior notice to Lender; provided, however, such notice shall become irrevocable unless revoked by notice from Borrower to Lender given (i) in connection with the Sale of a Property to a Person that is not a member of the DCTRT Group or any of their respective Affiliates or in connection with a Refinancing of a Property where the lender is not a member of the DCTRT Group or any of their respective Affiliates, at any time if such sale or refinance does not occur due to any reason other than the applicable seller’s or borrower’s failure to perform its respective obligations under the applicable Sale Agreement or Refinancing agreement, or (ii) other than in connection with the Sale of a Property or a Refinancing of a Property described in part (i) above, at any time prior to five (5) Business Days before the date such prepayment was scheduled to be made by the notice of prepayment (if no such prepayment date was scheduled, then not later than the twenty-fifth (25th) day after the giving of the notice of prepayment by Borrower to Lender). Any prepayments on the principal balance of the Loan evidenced by the Note whether voluntary or involuntary, shall be accompanied by payment of interest accrued (on the portion of the principal prepaid) to the date of prepayment.

(ii) Except with respect to the Northrop Transfer, in the event of a Sale of a Property or a Refinancing, Borrower shall, concurrently with the closing of such Sale of a Property, pay to Lender, as a mandatory prepayment of the Loan an amount equal to the Mezzanine Release Payment Amount as to a Sale of a Property or Net Refinancing Proceeds of such Refinancing as the case may be. From and after payment in full of the Companion Loan, Borrower shall pay to Lender, as a mandatory prepayment of the Loan, an amount equal to the amount of the Companion Proceeds concurrently with payment to a Companion Borrower, any member of the DCTRT Group or any of their respective Affiliates of any Companion Proceeds. Following a Permitted Affiliate Sale of a Property, to the extent that any member of the DCTRT Group or their Affiliates receives any Net Sales Proceeds or Net Refinancing Proceeds from the subsequent Sale of a Property or Refinancing of such Property, Borrower shall, as a mandatory prepayment of the Loan, pay to Lender an amount equal to the amount of such Net Sales Proceeds or Net Refinancing Proceeds concurrently with payment of thereof to any member of the DCTRT Group or any of their respective Affiliates. To the extent that after payment in full of the Companion Loan, any Harborside Proceeds are received by any member of the DCTRT Group or their Affiliates, Borrower shall, as a mandatory prepayment of the Loan, pay to Lender an amount equal to the amount of such Harborside Proceeds concurrently with payment of Harborside Proceeds to Harborside Owner, any member of the DCTRT Group or any of their respective Affiliates. If Proceeds exist that are not paid to the Senior Lender in accordance with the Senior Loan Documents or not applied to the repair and restoration of a Property, such Proceeds shall, promptly after receipt by any member of the DCTRT Group or any of their respective Affiliates, be paid to Lender as a mandatory prepayment of the Loan. If the Northrop Transfer is effected, Borrower shall, simultaneously with the Northrop Transfer, pay to Lender as a mandatory prepayment (the “Northrop Transfer Payment”) of the Loan, an amount equal to Eighteen Million Four Hundred Thirty-One Thousand Seven Hundred Ninety-Five Dollars ($18,431,795).

(iii) Amounts prepaid shall not be reborrowed.

2.5 Lender’s Records; Mutilated, Destroyed or Lost Notes. The balance on Lender’s books and records shall be presumptive evidence (absent manifest error) of the amounts due and owing to Lender by Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower’s obligation to pay the Obligations. In case any Note shall become mutilated or defaced, or be destroyed, lost or stolen, Borrower shall, upon request from Lender, execute and deliver a new Note of like principal amount in exchange and substitution for the mutilated or defaced Note, or in lieu of and in substitution for the destroyed, lost or stolen Note. In the case of a mutilated or defaced Note, the mutilated or defaced Note shall be surrendered to Borrower upon delivery to Lender of the new Note. In the case of any destroyed, lost or stolen Note, Lender shall furnish to Borrower, upon delivery to Lender of the new Note (i) certification of the destruction, loss or theft of such Note and (ii) such security or indemnity as may be reasonably required by Borrower to hold Borrower harmless.

2.6 Taxes. Except as expressly provided for herein, any and all payments or reimbursements made under the Agreement, the Note or the other Loan Documents shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto arising out of or in connection with the transactions contemplated by the Loan Documents; excluding, however, the following: taxes imposed on the income of Lender by any jurisdiction or any political subdivision thereof; taxes that are not directly attributable to the Loan; and any “doing business” taxes, however denominated, charged by any state or other jurisdiction (all such taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto, excluding such taxes imposed on income, taxes not directly attributable to the Loan and any “doing business” taxes, herein “Tax Liabilities”). If Borrower shall be required by law to deduct any such amounts from or in respect of any sum payable hereunder to Lender, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, Lender receives an amount equal to the sum it would have received had no such deductions been made. In the event that, subsequent to the Closing Date, (1) any changes in any existing law, regulation, treaty or directive or in the interpretation or application thereof; (2) any new law, regulation, treaty or directive enacted or any interpretation or application thereof; or (3) compliance by Lender with any new request or directive (whether or not having the force of law) from any governmental authority, agency or instrumentality does or shall subject Lender to any tax of any kind whatsoever with respect to this Agreement, the other Loan Documents or the Loan, or change the basis of taxation of payments to Lender of principal, fees, interest or any other amount payable hereunder (except for income taxes, or franchise taxes imposed in lieu of income taxes, imposed generally by federal, state or local taxing authorities with respect to interest or commitment or other fees payable hereunder or changes in the rate of interest or tax on the overall income of Lender, taxes that are not directly attributable to the Loan and any “doing business” taxes, however denominated, charged by any state or other jurisdiction) and the result of any of the foregoing is to increase the cost to Lender of making or continuing its Loan hereunder, as the case may be, or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay to Lender, within thirty (30) days after its demand, any additional amounts necessary to compensate Lender, on an after-tax basis, for such additional cost or reduced amount receivable, as determined by Lender with respect to this Agreement or the other Loan Documents. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.6, it shall promptly notify Borrower of the event by reason of which Lender has become so entitled.

2.7 Application of Payments. Except as otherwise expressly provided in the last sentence of this Section 2.7, all payments made hereunder shall be applied first, to the payment of any Late Charges and other sums (other than principal and interest) due from Borrower to Lender under the Loan Documents, second, to any interest then due at the Default Rate, third to interest then due at the Base Rate, and last to the principal amount. During the continuance of an Event of Default, all sums collected by Lender shall be applied in such order of priority to such items set forth below as Lender shall determine in its sole discretion: (i) to the costs and expenses, including reasonable, actual attorneys’ and paralegals’ fees and costs of appeal, incurred in the collection of any or all of the Loan due or the realization of any collateral securing any or all of the Loan; and (ii) to any or all unpaid amounts owing pursuant to the Loan Documents in any order of application as Lender, in its sole discretion, shall determine.

2.8 Right of Set-Off; Escrow Fee. Notwithstanding any provision contained herein or any of the Loan Documents to the contrary, Borrower has the right to give notice to Lender that Borrower intends to set off against the payments due Lender pursuant to this Agreement, the amounts that Borrower (or any of its Affiliates) is owed under the Northrop Indemnity and/or may set off against iStar Financial Inc., a Maryland corporation, pursuant to Section 9 of the Purchase Agreement or the Northrop Indemnity, as applicable, in an amount not in excess of the amounts permitted pursuant to such Section 9 of the Purchase Agreement or the Northrop Indemnity, as applicable. If Borrower has given such notice, and the claim asserted by Borrower (or any of its Affiliates) is not resolved to the extent required by the Purchase Agreement or the Northrop Indemnity, as applicable, on or before the expiration of the time period set forth in the Purchase Agreement or the Northrop Indemnity, as applicable, for resolution of such claim, Borrower will be permitted to setoff the amount claimed without such setoff being a Default so long as (a) Borrower provides Lender with a second notice notifying Lender that it is exercising its rights of set-off in accordance with the Purchase Agreement or the Northrop Indemnity, as applicable; (b) Borrower provides Lender with a certificate of an Authorized Officer certifying that Borrower is asserting its setoff rights in accordance with the Purchase Agreement or the Northrop Indemnity, as applicable; and (c) Borrower deposits, in good immediately available funds, with an independent third-party escrowee reasonably satisfactory to Lender the amount claimed as a set-off, which funds will be held by such escrowee in accordance with an escrow agreement reasonably satisfactory in form and substance to Borrower and Lender. The funds deposited into such escrow may be invested in FDIC insured money-market accounts and the interest thereon shall be deposited into and thereafter constitute part of the escrowed funds. Upon resolution of such claim in accordance with the Purchase Agreement or the Northrop Indemnity, as applicable, the pertinent funds and interest allocable thereto, shall be distributed to the parties entitled thereto in accordance with the Purchase Agreement or the Northrop Indemnity, as applicable, to the effect that, if the funds are to be distributed to Lender, such funds shall be distributed to Lender and no Default or Event of Default shall be deemed to occur by virtue of the delayed payment to Lender (and in such instance, no Late Charge or such other payment shall be imposed and interest shall not accrue at the Default Rate on such payment except to the extent Late Charges and Default Interest may otherwise be owed pursuant to this Agreement) and if the funds are to be distributed to Borrower, then, to the extent of the funds claimed as a setoff (and not interest allocable thereto), such amount shall be deemed to be applied as a reduction of the principal amount of the Loan as of the date Borrower first sent notice to Lender claiming a right of set-off.

SECTION 3

CONDITIONS TO LOAN

3.1 Conditions to Funding of the Loan on the Closing Date. The obligation of Lender to disburse the Loan is subject to the prior or concurrent satisfaction of the conditions set forth below.

(A) Performance of Agreements; Truth of Representations and Warranties; No Injunction. The representations and warranties of each Loan Party contained in the Loan Documents shall be true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date. No Legal Requirements shall have been adopted, no order, judgment or decree of any Governmental Authority shall have been issued or entered, and no litigation shall be pending or threatened, which in the reasonable judgment of Lender would enjoin, prohibit or restrain, or impose or result in a Material Adverse Effect upon the making or borrowing of the Loan or the execution, delivery or performance of the Loan Documents. No Default or Event of Default shall have occurred and then be continuing.

(B) Opinion of Counsel. Lender shall have received and approved written opinions of counsel for the Loan Parties, in form and substance reasonably satisfactory to Lender and its counsel, dated as of the Closing Date. By execution of this Agreement, Borrower authorizes and directs its counsel to render and deliver such opinions to Lender.

(C) Loan Documents. On or before the Closing Date, Borrower shall execute and deliver and cause to be executed and delivered, to Lender all of the Loan Documents and the Put Agreement, unless otherwise noted, dated the Closing Date, duly executed, in form and substance satisfactory to Lender and in quantities designated by Lender (except for the Promissory Note, of which only the original shall be executed). Borrower hereby authorizes Lender to file the Financing Statements in such filing offices as Lender elects.

(D) Insurance Policies and Endorsements. Lender shall have received the policies of insurance required to be maintained under this Agreement and the other Loan Documents. If such policies are not delivered to Lender, Lender must receive a copy of the insurance policies in question and evidence of such insurance satisfactory to it.

(E) Organizational and Authorization Documents. Lender shall have received all documents reasonably requested by Lender, including all Organizational Documents, with regard to the due organization, existence, internal governance, power and authority, due authorization, execution and delivery, authorization to do business and good standing of each member of the DCTRT Group, and such other Persons as Lender may reasonably designate, the validity and binding effect of the Loan Documents and other matters relating thereto, in form and substance satisfactory to Lender.

(F) Closing Statement. Lender shall have received and approved a closing and disbursement statement executed by Borrower with respect to the disbursement of the proceeds of the Loan.

(G) Appointment of Agent for Service of Process. Lender shall have received and approved a letter appointing (and accepted by) National Registered Agents, Inc. as the Loan Parties’ agent for service of process.

(H) Title Insurance Policy, Searches, Perfection and Priority. Lender shall have (i) received the Title Insurance Policy and (ii) received and approved copies of UCC financing statement, judgment, tax lien, bankruptcy and litigation search reports of such jurisdictions and offices as Lender may reasonably designate with respect to Borrower, Property Owners, TRT Holdco, TRS Holdco, any other Intervening Entities and such other Persons as Lender may reasonably require.

(I) Surveys. Lender shall have received plats of survey for each of the Properties.

(J) Other Documents and Deliveries. Borrower shall have delivered such other documents and deliveries as are set forth on the Closing Checklist attached hereto as Exhibit E.

(K) UCC Policy. Lender shall have received the UCC Policy.

(L) Senior Loan Matters. Lender shall have received a true and complete copy of the Senior Loan Documents accompanied by Borrower’s certificate to such effect. No Senior Loan Default or Senior Loan Event of Default shall then exist.

(M) Intercreditor Agreement. Lender and Senior Lender shall have executed and delivered the Intercreditor Agreement to each other.

(N) Companion Loan Agreement. The “Closing” as defined in the Companion Loan Agreement shall have occurred.

(O) Purchase Agreement. The “Closing” as defined in the Purchase Agreement shall have occurred.

(P) Member Agreement. The “Closing” as defined in the Member Interest Purchase and Sale Agreement dated as of May 3, 2010 between iStar Harborside LLC and TRT Acquisitions LLC, as amended, shall have occurred.

(Q) Interest Rate Protection Agreement. Borrower shall deliver a true and complete copy of the Interest Rate Protection Agreement to Lender.

SECTION 4

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender that, after giving effect to the Loan, as of the Closing Date:

4.1 Organization, Powers, Qualification and Organization Chart. Each Related Party is a limited liability company or limited partnership, that is duly organized, validly existing and in good standing under the laws of its state of formation and has all requisite power and authority to own and operate its properties and to carry on its business as now conducted. Borrower and Carveout Guarantor have all requisite power and authority to enter into each Loan Document to which it is a party and to perform their respective obligations thereunder. DCTRT is a corporation, duly formed or organized, validly existing and in good standing under the laws of its state of formation and has all requisite power and authority to own and operate its properties, to carry on its business as now conducted, and to enter into each Loan Document to which it is a party and the Put Agreement. Borrower’s U.S. taxpayer identification number is set forth on Schedule 4.1(A)-1. Each member of the DCTRT Group is duly qualified and in good standing wherever necessary to carry on its present business and operations. The organization chart attached hereto as Schedule 4.1(A)-2 correctly identifies each Person directly owning (and/or indirectly owing five percent (5%) or more of) the ownership interests in Borrower, TRT Holdco, TRS Holdco and Property Owners, and the direct Subsidiaries, indirect Subsidiaries, and each member of the Intervening Entities and Property Owners. The principal place of business and chief executive office of Borrower, Intervening Entities and Property Owners is set forth on Schedule 4.1(A)-3. Schedule 4.1(A)-4 identifies the correct legal name, jurisdiction of formation, organization number, type of entity (e.g., corporation, limited partnership, limited liability company, etc.), of each member of the Intervening Entities and Property Owners and also, in the case of the Property Owners, the Property owned by such Property Owner. Each member of the DCTRT Group has filed on or prior to the date due (subject to lawfully permitted and made extensions) all reports, documents and other materials required to be filed by it with any Governmental Authorities, the failure of which would result in a Material Adverse Effect. Borrower has provided to Lender a true and complete copy of the Organizational Documents of each member of the DCTRT Group. The organizational chart attached hereto as Schedule 4.1(A)-5 correctly identifies each Person directly owning (and/or indirectly owning 5% or more of) the Harborside Property and Harborside Owner.

4.2 Authorization of Borrowing; No Conflicts; Governmental Consents; Binding Obligations and License and Security Interests of Loan Documents. TRT Borrower has the power and authority to be a member in TRT Holdco, to incur the Obligations evidenced by the Note and other Loan Documents, to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder and to continue its businesses and affairs as presently conducted. TRS Borrower has the power and authority to be a member in TRS Holdco, to incur the Obligations evidenced by the Note and other Loan Documents, to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder and to continue its businesses and affairs as presently conducted. Each Intervening Entity has the power and authority to be a partner or member, as applicable, in each Person that it is a partner or member in, including the Persons as shown on Schedule 4.1(A)-2. Each Property Owner has the power and authority to own its Property and to continue its businesses and affairs as presently conducted. DCTRT and Carveout Guarantor has the power and authority to execute and deliver the Put Agreement and the Carveout Guaranty, as applicable. The incurring of the Obligations by Borrower and the execution, delivery and performance by each of the Loan Parties of each of the Loan Documents and the Put Agreement to which it is a party, the consummation of the transactions contemplated thereby have been duly authorized by all necessary partnership, corporate or limited liability company action, as the case may be. The incurring of the Obligations by Borrower and the execution, delivery and performance by each Loan Party of the Loan Documents and the Put Agreement to which it is a party, the consummation of the transactions contemplated thereby and the exercise of Lender’s rights and remedies under the Loan Documents and the Put Agreement, do not and will not: (1) violate any provision of law applicable to any member of the DCTRT Group, the respective Organizational Documents of, or any order, judgment or decree of any court or other agency of government binding on any member of the DCTRT Group or their respective properties; (2) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under the Senior Loan Documents or any other material agreement or document to which any member of the DCTRT Group is a party or by which such Person or its property may be bound; (3) result in or require the creation or imposition of any Lien upon the Properties, the Collateral or any assets of any member of the DCTRT Group (other than the Liens of Lender); or (4) subject to the Intercreditor Agreement, require any approval or consent of any Person under the Senior Loan Documents, the Organizational Documents of any member of the DCTRT Group or any other agreement or document to which such Person is a party or by which such Person or its property may be bound (except to the extent such approvals or consents have been unconditionally obtained on or before the Closing Date). The incurring of the Obligations, the execution, delivery and performance by each Loan Party of the Loan Documents and the Put Agreement to which it is a party, the consummation of the transactions contemplated thereby and the exercise of Lender’s rights and remedies under the Loan Documents and the Put Agreement do not and will not require any (as to any member of the DCTRT Group) registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other Governmental Authority or regulatory body (except to the extent unconditionally obtained on or before the Closing Date). The Loan Documents and the Put Agreement, when executed and delivered by each Loan Party, as applicable, will be the legally valid and binding obligations of such Loan Parties, as applicable, enforceable against the Loan Parties, subject to bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and to the application of general equitable principles in connection with the enforcement thereof. The Pledge Agreement, together with the Financing Statements to be filed in connection therewith, create a valid, enforceable and perfected first priority lien and security interest in the Collateral subject to no other interests, Liens or encumbrances. Borrower is a “registered organization” (as defined in the UCC) organized under the laws of the State of Delaware. The proper office in which to file a financing statement to perfect a security interest that may be perfected by filing under the UCC in the Collateral is the office of the Secretary of State of Delaware. The membership interests in TRT Holdco and TRS Holdco are “securities” (as defined in the UCC) and are certificated. All certificates representing membership interest in TRT Holdco have been delivered by TRT Borrower and no other certificates exist. All certificates representing membership interest in TRS Holdco have been delivered by TRS Borrower and no other certificates exist. Lender has a perfected first priority security interest in the Pledged Interests by “control” (within the meaning of the UCC). The Pledged Interests have been duly and validly issued and are non-assessable. No Person has any right or option to acquire any interest in TRT Holdco, TRS Holdco, any Intervening Entities or any Property Owner except Lender pursuant to the Loan Documents.

4.3 Indebtedness. As of the Closing Date, after giving effect to the transactions contemplated hereby, Borrower does not have any Indebtedness other than Permitted Indebtedness, no Intervening Entity has any Indebtedness and no Property Owner has any Indebtedness other than the Senior Loan and Indebtedness permitted under the Senior Loan Documents.

4.4 Title.

(A) Property Owners have fee simple title to the Properties and have not incurred any Indebtedness secured by Liens not permitted under the Senior Loan Documents. TRT Holdco and TRS Holdco collectively have, directly or indirectly, title to 100% of the membership interests in the Intervening Entities (other than TRT Holdco and TRS Holdco), free and clear of Liens and other interests. Each Intervening Entity (other than TRT Holdco, TRS Holdco, TRT NOIP GT Lease Holdco LLC (which is wholly-owned by TRS Holdco) and TRT NOIP Floating CA LP Holdco (which is wholly-owned by TRT Holdco)) is the sole general partner or sole limited partner, free and clear of other interests, in a Property Owner that is a limited partnership or the sole member in and owner of 100% of the membership interests in each Property Owner that is a limited liability company free and clear of Liens and other interests. No Person that is not directly or indirectly wholly-owned by TRT Holdco or TRS Holdco is a general or limited partner in a Property Owner. Each general partner and limited partner in a Property Owner is the sole holder of such general partnership, or, limited partnership interest, as the case may be, free and clear of Liens and other interests. Borrower is the direct or indirect owner of all of the ownership interests in the Intervening Entities and Property Owners. DCT Real Estate Holdco LLC is the sole member in and owner of 100% of the membership interests in TRT Borrower free and clear of Liens and other interests. DCTRT Leasing is the sole member in and owner of 100% of the membership interests in TRS Borrower free and clear of Liens and other interests. Carveout Guarantor is the sole member in and owner of 100% of the membership interests in DCT Real Estate Holdco LLC and DCTRT Leasing free and clear of Liens and other interests. DCTRT is the sole member in and owner of 100% of the membership interests in Carveout Guarantor free and clear of Liens and other interests

(B) TRT Borrower has good title to the membership interest in TRT Holdco free and clear of Liens and other interests (other than Liens in favor of Lender), owns 100% of the membership interest in TRT Holdco and is the sole member in TRT Holdco.

(C) TRS Borrower has good title to the membership interest in TRS Holdco free and clear of Liens and other interests (other than Liens in favor of Lender), owns 100% of the membership interest in TRS Holdco and is the sole member in TRS Holdco.

(D) No Default, Event of Default, Senior Loan Default or Senior Loan Event of Default exists and, to the best of Borrower’s knowledge, no fact, circumstance, condition or event has occurred or exists which might within the giving of notice and/or the expiration of an applicable grace or curative period, ripen into an Event of Default or Senior Loan Event of Default. Except for the Senior Loan Documents, Property Owners, Intervening Entities, TRT Holdco and TRS Holdco are not subject to any restriction or limitation on their ability to distribute funds to the Borrower.

(E) Borrower has provided Lender with true and complete copies of all Senior Loan Documents.

4.5 Litigation. There are no judgments outstanding against any Related Parties or Carveout Guarantor that would have a Material Adverse Effect, nor to Borrower’s knowledge, is there any litigation, governmental investigation or arbitration pending or threatened in writing against any Related Party or Carveout Guarantor that if, adversely determined, is likely to have a Material Adverse Effect. No petition in bankruptcy, whether voluntary or involuntary, or assignment for the benefit of creditors has ever been filed under the laws of the United States of America or any state thereof by or against any member of the DCTRT Group.

4.6 Payment of Taxes. All tax returns and reports of each member of the DCTRT Group required to be filed by such Persons have been timely filed, and all taxes, assessments, fees and other governmental charges upon the Collateral or the membership interests in TRT Holdco and TRS Holdco which are due and payable as of the Closing Date have been paid in full. All taxes that each member of the DCTRT Group are or were required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the applicable Governmental Authority.

4.7 Governmental Regulation; Margin Loan. No member of the DCTRT Group is, and after giving effect to the Loan, will not be, subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money. Borrower shall use the proceeds of the Loan only for the purposes set forth in this Agreement. No portion of the proceeds of the Loan shall be used by Borrower in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act or any other Legal Requirements. The Loan does not violate the Truth-in-Lending Act (15 U.S.C.A. §§ 1601 et seq.). Borrower is not a non-resident alien for purposes of U.S. income taxation, and Borrower is not a foreign corporation, partnership, foreign trust or foreign estate (as said terms are defined in the United States Internal Revenue Code). No member of the DCTRT Group is, and shall not become, a Person (“Embargoed Person”) with whom Lender is restricted from doing business with under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or other governmental action relating to terrorism financing, terrorism support and/or otherwise relating to terrorism and are not and shall not engage in any dealings or transaction or otherwise be associated with Persons named on OFAC’s Specially Designated and Blocked Persons list.

4.8 ERISA. Borrower is not an “employee benefit plan” (within the meaning of section 3(3) of ERISA) to which ERISA applies and Borrower’s assets do not constitute plan assets. The Loan, the execution, delivery and performance of the Loan Documents and the transactions contemplated by this Agreement are not a non-exempt prohibited transaction under ERISA.

4.9 Broker’s Fees. Except for Hudson River Partners Real Estate Investment Management LP (“Borrower’s Advisor”), no broker’s or finder’s fee, commission or similar compensation will be payable with respect to the Loan, the issuance of the Note or any of the other transactions contemplated hereby or by any of the Loan Documents or the Put Agreement based upon any broker engaged by a member of the DCTRT Group or its Affiliates. Borrower shall pay all fees, commissions and compensation due and owing to Borrower’s Advisor in connection with the transaction contemplated hereby. Lender represents and warrants that no broker’s or finder’s fee, commission or similar compensation will be payable with respect to the Loan, the issuance of the Note or any of the other transactions contemplated hereby or by any of the Loan Documents or the Put Agreement based upon any broker engaged by Lender in connection with the origination of the Loan, except the fee payable to HFF Securities L.P., an affiliate of Holliday Fenoglio Fowler, L.P. (“Lender’s Advisor”). Lender shall pay all fees, commissions and compensation due and owing to Lender’s Advisor in connection with the transaction contemplated hereby.

4.10 Solvency. As of the date of this Agreement and after giving effect to the consummation of the transactions contemplated by the Loan Documents, Borrower, and each of the members of the DCTRT Group: (A) owns and will own assets the fair saleable value of which are (1) greater than the total amount of its respective liabilities (including Contingent Obligations), and (2) greater than the amount that will be required to pay its probable liabilities and its then existing debts as they become absolute and matured considering all reasonably available financing alternatives and potential asset sales; (B) has capital that is not insufficient in relation to its business as presently conducted or any contemplated or undertaken transaction; and (C) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due. The Loan Parties have not entered into the Loan Documents or the transactions contemplated under the Loan Documents with the actual intent to hinder, delay, or defraud any creditor.

4.11 Insurance. Schedule 4.11 sets forth a complete and accurate description of all policies of insurance that will be in effect as of the Closing Date for Borrower, Intervening Entities and the Property Owners. All premiums thereon have been paid in full through the first anniversary of the Closing Date and no notice of cancellation has been received with respect to such policies.

4.12 Single Purpose Bankruptcy Remote Entity and Special Purpose Entity. Borrower hereby represents, warrants, agrees and covenants that Property Owners and the Intervening Entities have been or and all times shall be a Person that is a Special Purpose Entity. Borrower hereby represents, warrants, agrees and covenants that Borrower has, at all times, from its formation, been, and, at all times will be, a Special Purpose Bankruptcy Remote Entity.

4.13 Representations Remade. Borrower warrants and covenants that the foregoing representations and warranties will be true and shall be deemed remade as of the date of the Closing. All representations and warranties made by Borrower or Carveout Guarantor in the other Loan Document or in any certificate or other document delivered to Lender by or on behalf of Borrower pursuant to the Loan Documents shall be deemed to have been relied upon by

Lender, notwithstanding any investigation made by or on behalf of Lender. All such representations and warranties shall survive the making of the Loan and any or all of the advances of the Loan and shall continue in full force and effect until such time as the Loan has been paid in full.

SECTION 5

AFFIRMATIVE COVENANTS

Borrower covenants and agrees that so long as this Agreement shall remain in effect or the Note shall remain outstanding, Borrower shall perform and comply with all covenants in this Section 5.

5.1 Financial Statements and Other Reports. Borrower will maintain, and will cause the Property Owners and Intervening Entities to maintain, a system of accounting in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP (or such other accounting method as is permitted under the Senior Loan Documents) and proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower, TRT Holdco, TRS Holdco and the Intervening Entities.

(A) Financial Statements (Senior Loan). Borrower will, not later than the applicable time specified in the Senior Loan Documents (subject to such extensions as the Senior Lender may grant), deliver to Lender, true and complete copies of all financial statements, and other financial certificates, reports and information required to be provided by the Property Owners to the Senior Lender, including to the extent so required, rent rolls and debt service yield and/or coverage calculations and certificates.

(B) Notices, Events of Default and Litigation. Borrower shall promptly deliver, or cause to be delivered, copies of all material written notices, certificates, demands, reports or requests given to, or received by Borrower, TRT Holdco, TRS Holdco, any Intervening Entity or any Property Owner from any Governmental Authorities or the Senior Lender or with respect to any Indebtedness of Borrower, TRT Holdco, TRS Holdco, any Intervening Entity or any Property Owner, and shall promptly notify Lender after Borrower receives written notice or acquires actual knowledge of, any material violation of Legal Requirements, investigation, subpoena or audit by any Governmental Authority or default with respect to any Property or any Indebtedness of Borrower, Intervening Entities or Property Owners. Promptly upon Borrower obtaining actual knowledge of any of the following events or conditions, Borrower shall deliver a certificate specifying the nature of such condition or event that constitutes a Default, Event of Default, Senior Loan Default or Senior Loan Event of Default. Promptly upon Borrower obtaining actual knowledge of (1) the institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting any member of the DCTRT Group or any Property that, if adversely determined, would or might reasonably be expected to have a Material Adverse Effect, or (2) any other or any material development in any such action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting any such Person or any Property that, if adversely determined, would or might reasonably be expected to have a Material Adverse Effect, Borrower will give notice thereof to Lender and provide such other information as may be reasonably available to it to enable Lender and its counsel to evaluate such matters.

(C) ERISA. Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as Lender, in its reasonable discretion, may request, that (A) Property Owners, TRT Holdco, TRS Holdco, Intervening Entities and Borrower are not and do not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan’ within the meaning of Section 3(3) of ERISA; (B) the Property Owners, TRT Holdco, TRS Holdco, Intervening Entities and Borrower are not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) one or more of the following circumstances is true: (i) equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2); (ii) less than twenty-five percent (25%) of each outstanding class of equity interests in Property Owners, TRT Holdco, TRS Holdco and Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or (iii) Property Owners, Intervening Entities and Borrower each qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

(D) Intentionally Omitted.

(E) Estoppel Certificates. Within ten (10) Business Days following a request by Lender, but not more often than one time per calendar year (and, as Lender may request, in connection with a Securitization), Borrower shall provide to Lender, a duly acknowledged written statement confirming the amount of the outstanding Obligations, the terms of payment and maturity date of the Note, the date to which interest has been paid, and whether, to Borrower’s knowledge, any offsets or defenses exist against the Obligations, and if any such offsets or defenses are alleged to exist, the nature thereof shall be set forth in detail. Within ten (10) Business Days following a request from Lender, but not more often than one time per calendar year (and, as Lender may reasonably request, in connection with a Securitization), Borrower shall cause each Property Owner to request Senior Lender to provide to the Lender estoppel certificates, if any, that the Senior Lender is required to provide to a Property Owner pursuant to the Senior Loan Documents and shall thereafter use reasonable efforts to obtain such certificate and deliver it to Lender. Within ten (10) Business Days following a request by Borrower, but in no event more than twice per calendar year, Lender shall provide to Borrower, a duly acknowledged written statement confirming the then outstanding principal amount of the Loan, the scheduled maturity date of the Loan, the date to which interest on the Loan has been paid, and whether, to Lender’s knowledge, any Defaults or Events of Default have occurred under the Loan Documents that have not been cured or waived by Lender.

(F) Other. With reasonable promptness, Borrower will deliver such other information and data in the possession or control of Borrower or any other member of the DCTRT Group with respect to the members of the DCTRT Group, the Properties and the Collateral as from time to time may be reasonably requested by Lender.

(G) Electronic Format. Borrower will use reasonable efforts to provide to Lender a copy of any reports, notices, statements or other deliveries required pursuant to this Section 5.1 in an electronic format reasonably satisfactory to Lender.

(H) DCTRT. In the event that DCTRT shall cease to be Person required under applicable law to file reports with the United States Securities and Exchange Commission, Borrower shall cause DCTRT to provide financial reports and other information to Lender substantially equivalent to the reports to be filed with the United States Securities and Exchange Commission under applicable law within the time periods for filing required, as of the Closing Date, under applicable securities laws; provided that Lender shall enter into a confidentiality agreement regarding confidential information regarding DCTRT provided to Lender by DCTRT reasonably satisfactory in form and substance to Lender, Borrower and DCTRT.

(I) Sale and Refinancing; Harborside. Promptly after execution and delivery thereof, Borrower shall provide, or cause to be provided to Lender, a true and complete copy of any Sale Agreement and amendments and modifications thereof. Promptly after a Property Owner’s receipt of same (or receipt by any member of the DCTRT Group or any of their respective Affiliates of same), Borrower shall provide, or cause to be provided to Lender, a true and complete copy of all term sheets, applications and commitments in respect of a proposed or actual Refinancing. Borrower shall provide, or cause to be provided, to Lender, notice of any proposed sale, disposition, financing or refinancing of any part of the Harborside Property or Harborside Interests and shall, not later than three (3) Business Days before the closing of any such sale, disposition, financing or refinancing, provide, or cause to be provided to Lender, a true and complete copy of, as applicable, the purchase and sale agreement (or analogous document) and all amendments thereto or documents evidencing, securing or governing any loan in respect of a financing or refinancing and amendments thereto, the executed closing and disbursement statement for such sale, disposition, financing or refinancing, a statement, setting forth in reasonable detail, certified by an Authorized Officer of Borrower, the Harborside Proceeds and the calculation thereof, such evidence as Lender may reasonably require confirming the amount of the Harborside Proceeds and that Lender will receive payment of an amount equal to such Harborside Proceeds concurrently with the closing of the related sale, disposition, financing or refinancing.

(J) Other. Borrower shall provide, or cause to be provided to Lender, upon Lender’s request, with true and complete copies of all documents that would constitute Approval Matters were an Event of Default then existing and true and complete copies of all Senior Loan Documents.

5.2 Existence; Qualification. Borrower will, and Borrower will cause each other member of the DCTRT Group to, at all times preserve and keep in full force and effect its existence, and all rights and franchises, if any, material to their respective businesses. Borrower will continue, and will cause each other member of the DCTRT Group to continue, to be qualified in all jurisdictions in which such Person is required to qualify.

5.3 Payment of Impositions. Subject to Section 2.6, Borrower shall pay any and all taxes, charges, filing, registration and recording fees, excises and levies imposed upon Lender by reason of its interests in, or measured by amounts payable under the Loan Documents (other than income, franchise and doing business taxes), and shall pay all stamp taxes and other taxes required to be paid on any of the Loan Documents. If Borrower fails to make such payment within five (5) Business Days after notice thereof from Lender, Lender may (but shall not be obligated to) pay the amount due, and Borrower shall reimburse Lender on demand for all such advances which will bear interest at the Default Rate.

5.4 Insurance.

(A) Borrower shall at all times provide, maintain and keep in force or cause to be provided, maintained and kept in force, at no expense to Lender, the policies of insurance with respect to the Properties and Property Owners required pursuant to the Senior Loan Documents.

(B) All insurance policies required pursuant to this Agreement shall be endorsed to provide that: (i) Borrower, TRT Holdco, TRS Holdco and Lender, their successors and/or assigns, are named as additional named insureds on all liability coverage, with the agreement that any obligation imposed upon the insureds (including the liability to pay premiums) shall be the sole obligation of Property Owners and not of any other insured; (ii) the interests of Lender shall not be invalidated by any action or inaction of Property Owners, Borrower, TRT Holdco, TRS Holdco or any other Person, and such policies shall insure Lender regardless of any breach or violation by Borrower, Property Owners, TRT Holdco, TRS Holdco or any other Person of any warranties, declaration or conditions in such policies; (iii) the insurer under each such policy shall waive all rights of subrogation against Lender, any right to set-off and counterclaim and any other right to deduction, whether by attachment or otherwise; (iv) such insurance shall be primary and without right of contribution of any other insurance carried by or on behalf of Lender or Senior Lender; (v) if such insurance is canceled for any reason whatsoever, including nonpayment of premium or, if any substantial modification, change or reduction is made in the coverage which affects the interests of Lender, such cancellation, modification, change or reduction in coverage shall not be effective as to Lender until thirty (30) days after receipt by Lender of written notice sent by registered mail from such insurer; and (vi) any such insurance shall be endorsed to provide in as much as the policy is written to cover more than one insured, all terms, conditions, insuring agreements and endorsements with the exception of limits of liability, shall operate in the same manner as if there were a separate policy covering each insured.

(C) Borrower shall deliver to Lender a certificate evidencing each insurance policy, and, if requested by Lender, a copy of each insurance policy. Renewal certificates (and, if requested by Lender, copies of policies) should be provided no later than fifteen (15) days prior to the expiration of each policy. Borrower shall deliver a copy of a certificate evidencing renewed policy or policies, marked “premium paid,” or accompanied by such other evidence of payment reasonably satisfactory to Lender with standard non-contributory mortgagee clause in favor of and acceptable to Lender. No insurance policy may provide for assessments to be made against Lender or Lender’s servicer, if any. Lender shall not, by the fact of approving, disapproving, accepting, preventing, obtaining or failing to obtain any insurance, incur any liability for or with respect to the amount of insurance carried, the form or legal sufficiency of insurance contracts, solvency of insurance companies, or payment or defense of lawsuits, and Borrower hereby expressly assumes full responsibility therefore and all liability, if any, with respect thereto. If Borrower fails to provide (or cause Property Owners to provide) to Lender the policies of insurance required by this Section 5.4 or any other Loan Documents, Lender may (but shall have no obligation to) procure such insurance or single-interest insurance for such risks and Borrower will pay all premiums thereon promptly upon demand by Lender, and until such payment is made by Borrower, the amount of all such premiums shall bear interest at the Default Rate and shall constitute additions to the Obligations.

5.5 Inspection; Lender Meeting. Borrower shall, at reasonable business hours and upon reasonable prior notice upon request from Lender and subject to the rights of tenants under applicable Leases, permit (and cause to be permitted) Lender’s designated representatives to (a) visit, examine, audit, and inspect the Properties, (b) examine, audit, inspect, copy, duplicate and abstract Borrower’s, TRT Holdco’s, TRS Holdco’s, Intervening Entities’ and Property Owners’ financial, accounting and other books and records, and (c) discuss Borrower’s, Property Owners’, Intervening Entities’, TRT Holdco’s, TRS Holdco’s and the Properties’ affairs, finances and business with Property Owners’, Intervening Entities’, TRT Holdco’s, TRS Holdco’s and Borrower’s officers, senior management, representatives, independent public accountants and agents. Borrower shall cause its books and records and the books and records of Property Owners and Intervening Entities to be maintained at the principal offices of such Persons located at 518 17th Street, Suite 1700, Denver, CO 80202. Borrower will not change (or permit Intervening Entities or Property Owners to change) its principal offices or the location where its books and records are kept without giving at least thirty (30) days’ advance notice to Lender. Borrower shall pay Lender’s reasonable, actual costs and expenses incurred in connection with such annual audit if an Event of Default has occurred. All audits, inspections and reports shall be made for the sole benefit of Lender. Neither Lender nor Lender’s auditors, inspectors, representatives, agents or contractors assumes any responsibility or liability (except to Lender) by reason of such audits, inspections or reports. Borrower will not rely upon any of such audits, inspections or reports. The performance of such audits, inspections and reports will not constitute a waiver of any of the provisions of the Loans Documents. Borrower shall cooperate, from time to time, with Lender and use reasonable efforts to assist Lender in obtaining an appraisal of the Properties (or any one or more of them). Such cooperation and assistance from Borrower shall include reasonable access to the Properties (or any one or more of them) subject to the rights of tenants under applicable Leases and upon reasonable prior notice and books and records pertaining to the Properties (or any one or more of them) for Lender and its appraiser. The appraiser performing any such appraisal shall be engaged by Lender. Borrower shall not be responsible for the expenses of any such appraisal.

5.6 Compliance with Laws. Borrower will comply and cause the Property Owners and the Properties to comply, in all material respects, with the requirements of all Legal Requirements, including Environmental Laws, and the orders and requirements of any Governmental Authority in all jurisdictions in which it is now doing business or may hereafter be doing business, the failure to comply with would be a Senior Loan Default or Senior Loan Event of Default or has, or might reasonably be expected to have, a Material Adverse Effect.

5.7 Further Assurances. Borrower shall, from time to time, at its sole cost and expense, execute and/or deliver, or cause execution and/or delivery of, such documents, agreements and reports, and perform such acts as Lender at any time may reasonably request to carry out the purposes and otherwise implement the terms and provisions provided for in the Loan Documents. Borrower shall execute any documents and take any other actions necessary to provide Lender with a first priority, perfected security interest in the Collateral. Borrower shall, at Borrower’s sole cost and expense: (i) upon Lender’s request therefore given from time to time (but not more frequently than once per calendar year unless an Event of Default then exists) pay for (a) current reports of Uniform Commercial Code, federal tax lien, state tax lien, judgment and pending litigation searches with respect to members of the DCTRT Group, and (b) current good standing and existence certificates with respect to members of the DCTRT Group; and (ii) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary, to evidence, preserve and/or protect the Collateral at any time securing or intended to secure the Obligations, as Lender may require in Lender’s reasonable discretion. Borrower shall promptly execute, acknowledge, deliver, file or do, at its sole cost and expense, all acts, assignments, notices, agreements or other instruments as Lender may require in order to effectuate, assure, convey, secure, assign, transfer and convey unto Lender any of the rights granted by the Loan Documents and to more fully perfect and protect any assignment, pledge, lien and security interest confirmed or purported to be created under the Loan Documents or to enable Lender to exercise and enforce their rights and remedies hereunder, in respect of the Collateral.

5.8 Property Owners, TRT Holdco and TRS Holdco. Borrower shall cause Property Owners and the other members of the DCTRT Group to maintain their legal existence. Borrower shall cause Property Owners to perform all of Property Owners’ material obligations under the Senior Loan Documents as and when required pursuant to the Senior Loan Documents. Subject to the terms of the Senior Loan Documents, Borrower shall cause Property Owners and the Intervening Entities to timely make sufficient distributions of their respective funds (to the extent available) to enable Borrower to comply with its obligations under the Loan Documents. If no Senior Loan exists, Borrower will, if requested by Lender, promptly execute and deliver to Lender such amendments to this Agreement as Lender may reasonably require to, in effect, incorporate the “affirmative” and “negative” covenants and agreements to set forth in the then most recently existing Senior Loan Documents into this Agreement.

5.9 Special Purpose Bankruptcy Remote Entity. Borrower shall, at all times, be a Special Purpose Bankruptcy Remote Entity.

SECTION 6

INTENTIONALLY OMITTED

SECTION 7

NEGATIVE COVENANTS

Borrower covenants and agrees that from the date hereof and so long as this Agreement shall remain in effect or the Note remains outstanding, Borrower shall comply with all covenants and agreements in this Section 7.

7.1 Indebtedness. Borrower will not directly or indirectly create, incur, assume, guaranty, or otherwise become or remain directly or indirectly liable (or permit any Property Owners (except with respect to a Senior Loan and other Indebtedness permitted under the Senior Loan Documents) or Intervening Entities to become so liable) with respect to any Indebtedness except Permitted Indebtedness and Indebtedness that is being contested in good faith and do not become a Lien on the Property or Collateral.

7.2 Liens and Related Matters. Borrower will not directly or indirectly create, incur, assume or permit to exist (or allow Intervening Entities or Property Owners to directly or indirectly create, incur, assume or permit to exist) any Lien on or with respect to the Properties (other than, in the case of Property Owners, Liens created pursuant to the Senior Loan Documents or otherwise permitted under the Senior Loan Documents), the Collateral or any membership, partnership or other ownership interest in the Property Owners and the Intervening Entities, whether now owned or hereafter acquired, or any income or profits therefrom in each instance unless with respect to a Lien on a Property not permitted under the Senior Loan Documents such Lien is, in compliance with the Senior Loan Documents, being contested in good faith or has been bonded over.

7.3 Senior Loan Documents.

(A) Without Lender’s consent, Borrower shall not (and shall not permit Intervening Entities and Property Owners to) (i) amend, modify or waive the performance of material obligations with regard to the Senior Loan Documents or agree to any Modification, or (ii) request a waiver or consent from, the Senior Lender or any party to, or issuer of any of the Senior Loan Documents without at least ten (10) days’ advance notice to Lender. Notwithstanding the foregoing provisions of this Agreement, any Modification of the Senior Loan Documents that is a Permitted Modification is not an Event of Default and shall be permitted without Lender’s consent. A “Permitted Modification” means any amendment, modification, waiver, restatement or analogous documentation (each a “Modification”) that amends, modifies, waives, supplements, extends, compromises, renews or restates, all or any of the Senior Loan Documents with respect to which (a) after giving effect to any such amendment, modification, waiver, restatement or analogous documentation, the Debt Service Coverage Ratio is not less than the Debt Service Target Ratio; (b) the Modification is on market terms; (c) the Loan is not further subordinated to the Senior Loan; (d) the principal amount of the Senior Loan shall not be increased except to the extent such excess is, on a dollar-for-dollar basis paid to Lender and applied to the principal of the Loan; (e) none of the Borrower or Intervening Entities shall have guaranteed any such Senior Loan or incurred any Indebtedness; (f) Borrower shall have given Lender not less than ten (10) days advance notice of Modification, which advance notice shall be accompanied by a true and complete copy of the Modification; and (g) concurrently with the effectiveness of the Modification in question, Borrower shall have provided Lender with a certificate of an Authorized Officer that such Modification is a Permitted Modification. Borrower shall pay Lender’s reasonable and actual out-of-pocket expenses (including reasonable third party attorneys’ fees) in confirming that a Modification is a Permitted Modification.

(B) Borrower will not acquire, or permit any member of the DCTRT Group or any of their respective Affiliates to acquire the Senior Loan, any portion of the Senior Loan, any direct or indirect participation or other interest in or Lien upon the Senior Loan or holder thereof or any direct or indirect ownership interest in any Senior Lender.

7.4 Restriction on Fundamental Changes. Borrower will not (and Borrower will not permit Property Owners and Intervening Entities to): (1) amend, modify or waive in any material respect any term or provision of its Organizational Documents, except for Permitted Organization Modifications, (2) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); (3) hereafter acquire by purchase or otherwise all or any part of the business or assets of, or stock or other evidence of beneficial ownership of, any Person; or (4) allow any ownership interests in Property Owners or Intervening Entities to become certificated or “securities” (as defined in the UCC). Borrower will not establish any Subsidiaries (other than TRT Holdco, TRS Holdco, Intervening Entities and Property Owners) and will not permit TRT Holdco, TRS Holdco or Property Owners to establish any Subsidiaries, except, in the case of TRT Holdco, TRS Holdco, the Intervening Entities, and, in the case of the Intervening Entities, the Property Owners. Borrower will not permit any member of the DCTRT Group to liquidate, wind-up or dissolve itself. Borrower shall give Lender at least ten (10) Business Days (or such lesser period as may be required by the Senior Loan Documents, but in no event less than five (5) Business Days) advance notice of the effectiveness of any amendment or modification of Organizational Documents with such notice of such amendment or modification accompanied by a true and complete copy of such amendment or modification, and an certificate of an Authorized Officer certifying that such amendment or modification is a Permitted Organizational Modification. Borrower will not become or permit any other Loan Party to become an Embargoed Person.

7.5 Transactions with Affiliates. Borrower shall not directly or indirectly enter into or permit to exist (or permit Property Owners or Intervening Entities to directly or indirectly enter into or permit to exist) any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any director, officer, employee or Affiliate of any member of the DCTRT Group, except transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the applicable of Borrower, Intervening Owners, and Property Owners and upon fair and reasonable terms which are fully disclosed to Lender and are no less favorable to Borrower than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, director, officer or employee of Borrower, which do not violate the provisions of any Organizational Documents of such Person and which are not a Senior Loan Default or Senior Loan Event of Default.

7.6 Use of Lender’s Name. Borrower shall not use (or permit any member of the DCTRT Group or any of their respective Affiliates to use) the names of Lender or any of Lender’s Subsidiaries or Affiliates in connection with the development, marketing, leasing, use and operation of the Properties. Borrower shall not disclose or permit (or permit any member of the DCTRT Group or any of their respective Affiliates to use or permit) to disclose any of the terms and conditions of the Loan to any Person except (a) to the extent disclosed in the Loan Documents and the Senior Loan Documents, (b) to the extent such disclosure is required pursuant to the Loan Documents, applicable Legal Requirements or applicable legal process or (c) to the extent Lender consents to such disclosure.

7.7 ERISA. Borrower shall not engage in any transaction which would cause the Obligations or any action taken or to be taken under this Agreement or the other Loan Documents (or the exercise by Lender of any of its rights under the Loan Documents) to be a non-exempt prohibited transaction under ERISA.

7.8 Due on Sale or Encumbrance.

(A) Without Lender’s consent, which consent may be given or withheld in the sole discretion of Lender, none of the Property Owners, TRT Holdco, TRS Holdco, Intervening Entities, Borrower or any other Person directly or indirectly holding any direct or indirect legal, beneficial, equitable or other interest in the Borrower (at each and every tier or level of ownership) shall, or permit other Persons to, Transfer (whether or not for consideration or of record) all or any portion of any Property, any legal, equitable, beneficial membership, ownership or other interests in any Property Owner, any Intervening Entity, TRT Holdco, TRS Holdco, Borrower or Collateral or any direct or indirect legal, equitable, beneficial or other interest (1) in all or any portion of any Property, any legal, equitable, beneficial membership, ownership or other interests in any Property Owner or Collateral; (2) in any Property Owner, TRT Holdco, TRS Holdco, any Intervening Entity or Borrower; or (3) at each and every tier or level of ownership, in Borrower’s, TRT Holdco, TRS Holdco’s, Intervening Entities’ or Property Owners’ direct or indirect partners, members, shareholders, beneficial or constituent owners including any owners of the direct or indirect owners of any direct or indirect interests in any such constituent owners, including (a) an installment sales agreement for a price to be paid in installments; (b) a sale, assignment or other transfer of, or the grant of a security interest in, Property Owners’ right, title and interest in and to any Leases or any rents other than pursuant to the Senior Loan Documents or as permitted under this Agreement; (c) any direct or indirect voluntary or involuntary sale of any ownership interest in any Property Owner, TRT Holdco, TRS Holdco, any Intervening Entity, Borrower or other Person directly or indirectly owning any direct or indirect interest in any Property Owner, any Intervening Entity, TRT Holdco, TRS Holdco or Borrower; (d) the creation, issuance or redemption of direct or indirect ownership interests by any Property Owner, any Intervening Entity, TRT Holdco, TRS Holdco or Borrower or any Person owning a direct or indirect interest in any Property Owner, any Intervening Entity, TRT Holdco, TRS Holdco or Borrower (at each every tier or level of ownership); (e) any merger, consolidation, dissolution or liquidation; and (f) without limitation of any of the foregoing, any direct or indirect voluntary or involuntary Transfer by any Person which indirectly controls any Property Owner, any Intervening Entity, TRT Holdco, TRS Holdco or Borrower (by operation of law or otherwise) of its direct or indirect controlling interests in Property Owner, TRT Holdco, TRS Holdco, any Intervening Entity or Borrower. Notwithstanding the foregoing, the following shall not be deemed to be prohibited under this Section 7.8: (i) Transfers of direct or indirect ownership interests in Borrower so long as no Change of Control occurs by virtue of any such Transfers and no new equity invested in Borrower, Property Owner or any Intervening Entity in connection with such Transfer is paid to the original owner of the interest transferred; (ii) a sale or conveyance of a Property to a Person that is not a member of the DCTRT Group or any of their respective Affiliates (except and to the extent a sale to an Affiliate is a Permitted Affiliate Sale of a Property) so long as such sale or transfer complies with Section 7.8(B); (iii) Liens granted to secure a Senior Loan that is a Permitted Refinancing Loan; (iv) any Transfer, sale, assignment or issuance, from time to time, of (a) any securities in DCTRT, or (b) any operating partnership units in Carveout Guarantor, provided, however, that DCTRT and Carveout Guarantor shall continue to (x) Control directly or indirectly, the Borrower and the day to day operations of each Property on the date of (and, after giving effect to) such Transfer and (y) own, directly or indirectly, at least 25% of all equity interests in Borrower; (v) any Transfer, sale, assignment, or issuance from time to time, of all or substantially all of the shares of stock or assets in DCTRT or Carveout Guarantor; (vi) any Transfer by operation of law resulting from the merger, consolidation, or non-bankruptcy reorganization, of DCTRT or Carveout Guarantor; (viii) the listing of the securities in DCTRT or Carveout Guarantor on a national securities exchange; (ix) the conversion of DCTRT or Carveout Guarantor, or any subsidiary thereof (excluding Borrower, any Intervening Entity and any Property Owner), into an “open end fund”, or (x) a sale, issuance or Transfer of shares or other securities of DCTRT or any of its affiliates (excluding Borrower, any Intervening Entity and any Property Owner) which are listed on any national securities exchange. Borrower acknowledges that Lender has examined and relied on the experience of the DCTRT Group and their general partners, members, principals and beneficial owners in owning and operating properties such as the Properties in agreeing to make the Loan and will continue to rely on such ownership of the Properties and Collateral, Property Owners, Intervening Entities, TRT Holdco, TRS Holdco and Borrower as a means of maintaining the value of the Collateral as security for repayment of the Loan and the performance of the other Obligations. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Properties and Collateral so as to ensure that, should Borrower default in the repayment of the Loan or the performance of the other Obligations, Lender can recover the Loan by a sale of the Collateral. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Loan immediately due and payable upon any Default under this Section 7.8.

(B) Notwithstanding Section 7.8(A) to the contrary, a Transfer that is a Permitted Sale of a Property shall not be an Event of Default. A “Permitted Sale of a Property” is a Sale of a Property that (a) is an all-cash sale; (b) does not result in and after giving effect to such Sale of a Property there does not exist, a Senior Loan Default or Senior Loan Event of Default; (c) with respect to which the Applicable Minimum Senior Release Price is paid to the Senior Lender and applied to the principal balance of the Senior Loan; (d) funds in an amount equal to the Mezzanine Release Payment Amount are concurrently with the closing of such Sale of a Property paid to Lender (to be applied to the Obligations in accordance with Section 2.7); (e) the buyer in such Permitted Sale is not a member of the DCTRT Group or any of their respective Affiliates unless such Sale of a Property is effected in connection with a financing of the applicable Property and Borrower provides a certificate of Borrower to the effect that such Sale of a Property is to a member of the DCTRT Group (but not a Property Owner, Intervening Entity or Borrower) in order to effect a refinancing (such Sale of a Property, a “Permitted Affiliate Sale of a Property”); (f) Borrower shall have given Lender not less than ten (10) Business Days advance notice of such Sale of a Property; (g) Borrower shall, not later than three (3) Business Days prior to the closing of such Sale of a Property, have provided Lender with a true and complete copy of the purchase and sale agreement (or analogous document) (such agreement, the “Sale Agreement”) and all amendments thereto, the executed closing and disbursement statement for such Sale of a Property, a statement, setting forth in reasonable detail, certified by an Authorized Officer of Borrower, the Net Sales Proceeds of such Sale of a Property and the calculation thereof, such evidence as Lender may reasonably require confirming the amount of the Mezzanine Release Payment Amount, any escrow agreement executed to facilitate such Sale of a Property and irrevocable instructions to such escrowee to disburse the Net Sale Proceeds directly to Lender and a true and complete copy of all documents provided to the Senior Lender in connection with such Sale of a Property, related release of a Lien, prepayment and/or defeasance and (h) concurrently with the closing of the Sale of a Property in question, Borrower shall have provided Lender with a certificate of an Authorized Officer that such Sale of a Property is a Permitted Sale of a Property. Borrower shall pay Lender’s reasonable and actual out-of-pocket expenses (including reasonable and actual out-of-pocket attorneys’ fees) in confirming that a Sale of a Property is a Permitted Sale of a Property and the correct amount of the Applicable Minimum Senior Release Price and Net Sales Proceeds. To the extent that any Net Sales Proceeds are deposited into escrow or held back as contemplated in the definition of Net Sales Proceeds, such Net Sales Proceeds shall be paid to Lender concurrently with their release from escrow or holdback if and to the extent they are released to Borrower.

(C) Notwithstanding Section 7.8(A) to the contrary, a Refinancing that is a Permitted Refinancing shall not be an Event of Default. A “Permitted Refinancing” is a Refinancing that (a) satisfies or defeases, in full, the Senior Loan being refinanced (and, in each such case, the Liens securing such Senior Loan are released or defeased and, in connection with a defeasance, none of the Borrower, Intervening Entities or Property Owners shall be an obligor of the defeased loan after such defeasance); (b) is documented on documents the terms, provisions and conditions of which are on then market terms; (c) the principal amount of which does not exceed the principal amount of the Senior Loan being refinanced except to the extent such excess is paid, dollar-for-dollar, to Lender to reduce the principal of the Loan; (d) all Net Refinancing Proceeds are concurrently with the closing of such Refinancing paid to Lender; (e) the lender and its participants in such Refinancing is not Borrower, TRT Holdco, TRS Holdco, DCTRT, a Property Owner or any Affiliate of such Persons; (f) after giving effect to the borrowing of the full amount of the Refinancing in question, the Debt Service Coverage Ratio is not less than the Debt Service Coverage Target Ratio; (g) the Loan is not further subordinated to such Senior Loan; (h) the applicable Senior Lender providing the Refinancing shall have entered into an intercreditor agreement affording the Lender substantially the same rights (and not imposing any additional material obligations or restrictions) as it has under the Intercreditor Agreement (and, if such intercreditor agreement affords such rights and does not impose material additional obligations or restrictions, Lender will execute and deliver such intercreditor agreement); (i) neither Borrower nor Intervening Entities shall have guaranteed any such Senior Loan or incurred any Indebtedness; (j) Borrower shall have given Lender not less than ten (10) Business Days advance notice of such Refinancing; (k) Borrower shall, not later than five (5) Business Days prior to the closing of such Refinancing, have provided Lender with a true and complete copy of the Senior Loan Documents pertaining to such Refinancing, the executed closing and disbursement statement for such Refinancing, a statement, setting forth in reasonable detail, certified by an Authorized Officer of Borrower, the Net Refinancing Proceeds of such Refinancing and the calculation thereof, any escrow agreement executed to facilitate such Sale Refinancing and irrevocable instructions to such escrowee to disburse the Net Refinancing Proceeds directly to Lender; and (l) concurrently with the closing of the Refinancing in question, Borrower shall have provided Lender with a certificate of an Authorized Officer that such Refinancing is a Permitted Refinancing, which shall, among other things, set forth a calculation the Debt Service Coverage Ratio. Borrower shall pay Lender’s reasonable and actual out-of-pocket expenses (including reasonable and actual out-of-pocket attorneys’ fees) in confirming that a Refinancing is a Permitted Refinancing and the correct amount of the Net Refinancing Proceeds. To the extent that any Net Refinancing Proceeds of a Permitted Refinancing are not disbursed at the closing of such Permitted Refinancing, such Net Refinancing Proceeds shall be paid to Lender concurrently with their disbursement (for the avoidance of debt proceeds released following the applicable closing by the applicable lender that are to be applied to costs and expenses of the operation or improvement of a Property shall not be considered Net Refinancing Proceeds for purposes of this sentence).

(D) Borrower will not acquire or permit any Property Owner or Intervening Entity to acquire any real estate. Borrower will not invest or permit any Intervening Entity to invest in any other Person except, in the case of Borrower, an investment in TRT Holdco or TRS Holdco, and, in the case of an Intervening Entity, an investment in another Intervening Entity or a Property Owner. Borrower will not establish or permit a Property Owner or an Intervening Entity to establish any subsidiaries except, in the case of an Intervening Entity, those subsidiaries of an Intervening Entity disclosed pursuant to Section 4.1.

(E) Notwithstanding anything to the contrary contained herein, TRS Holdco may Transfer its interest in any Intervening Entity to TRT Holdco, and TRT Holdco may Transfer its interest in any Intervening Entity to TRS Holdco, at any time, so long as (i) Borrower provides not less than thirty (30) days advance notice to Lender of such Transfer, (ii) such Transfer is permitted under the Senior Loan Documents and the Organizational Documents of the transferor and the transferee, (iii) not later than the effective date of the transfer, Borrower provides Lender with a true and complete copy of the document transferring such interest and (iv) not later than the effective date of the transfer, Borrower provides Lender with a certificate of an Authorized Officer that such transfer complies with this Section 7.8(E).

(F) Notwithstanding anything to the contrary contained herein, Borrower may cause the Transfer of ownership interests in iStar NG LP to a wholly-owned subsidiary of Companion Borrower (collectively, the “Northrop Transfer”), at any time on or prior to ninety (90) days following the Closing Date, so long as (i) such Transfer is permitted under the Senior Loan Documents and the Organizational Documents of the transferor and the transferee, (ii) not later than the effective date of the transfer, Borrower provides Lender with a true and complete copy of the document transferring such interest, (iii) not later than the effective date of the transfer, Borrower provides Lender with a certificate of an Authorized Officer that such transfer complies with this Section 7.8(F), and (iv) Borrower prepays the loan by an amount equal to the Northrop Transfer Payment to Lender simultaneously with the Northrop Transfer.

7.9 Payments; Distributions. Borrower shall not pay any distributions, dividends or other payments or return any capital to any of its respective partners, members, owners or shareholders or any other Affiliate or make any distribution of assets, rights, options, obligations or securities to any of its respective partners, members, shareholders or owners or any other Affiliate (individually, or collectively, a “Distribution”) unless (a) on the date of the proposed Distribution, and after giving effect to the subsequent Distribution, no monetary Default, material non-monetary Default, Event of Default, monetary Senior Loan Default, material non-monetary Senior Loan Default or Senior Loan Event of Default exists; and (b) Borrower is not “insolvent” (as defined in the Bankruptcy Code) and will not be rendered insolvent by virtue of such Distribution.

7.10 Approval Matters. Without waiving any Event of Default, if an Event of Default exists, Borrower will not take, or permit to be taken, any Approval Matters without Lender’s consent.

7.11 Interest Rate Protection Agreement. Borrower shall not obtain or maintain any Interest Rate Protection Agreement that is not an interest rate cap agreement.

SECTION 8

CASUALTY AND CONDEMNATION

After the happening of any casualty or condemnation to any Property or any part thereof, Borrower shall give prompt notice thereof to Lender. All compensation, proceeds, damages, claims, insurance recoveries, rights of action and payments which a Property Owner may receive or to which it may become entitled with respect to any Property or any part thereof as a result of any casualty or condemnation (the “Proceeds”), shall be paid over in and applied in accordance with the Senior Loan Documents. To the extent a Property Owner receives Proceeds that are not applied to the costs of restoration and/or repair, Borrower will, subject to the terms and provisions of the Senior Loan Documents, cause such Proceeds to be disbursed directly to Lender, and Lender shall apply any such Proceeds, to the payment or prepayment of the Obligations. Any application of the Proceeds or any portion thereof to the Obligations shall not be construed to cure or waive any Default or Event of Default or invalidate any act done pursuant to any such Default or Event of Default. To the extent Property Owner utilizes Proceeds for restoration, Borrower shall cause the applicable Property Owner to satisfy the applicable conditions for disbursement set forth in the Senior Loan Agreement and will comply with the applicable requirements regarding restoration set forth in the Senior Loan Agreement (in each instance, unless waived) and keep Lender reasonably apprised of the status of such restoration upon Lender’s request. Borrower shall cause Property Owner to satisfy all conditions required to utilize Proceeds for restoration pursuant to the Senior Loan Documents (in each instance, unless waived).

SECTION 9

DEFAULT, RIGHTS AND REMEDIES

9.1	Event of Default. “Event of Default” means the occurrence or existence of any one or more of the following:

(A) Payment. Failure of Borrower to pay (i) on the Maturity Date, the outstanding principal of, accrued interest in, and other Indebtedness owing pursuant to the Agreement, the Note and the other Loan Documents; (ii) within five (5) days after the due date, any installment of principal or interest due under the Loan Documents; or (iii) within five (5) days after written notice from Lender, any other amount due under the other Loan Documents.

(B) Senior Loan. The occurrence of a Senior Loan Event of Default.

(C) Breach of Representation and Warranty. Any representation, warranty, certification or other written statement made by a Loan Party in any Loan Document or in any certificate given to Lender by Borrower in writing pursuant or in connection with any Loan Document (other than occurrences described in other provisions of this Section 9.1 for which a different grace or cure period is specified or which constitute immediate Events of Default) is false in any material respect on the date made which remains uncured for five (5) Business Days after notice, but no grace or curative period will apply if the representation, warranty, certification or other statement was known by a Loan Party to be false when made or deemed made.

(D) Other Defaults Under Loan Documents. A Default by Borrower shall occur in the performance of or compliance with any term contained in this Agreement or the other Loan Documents and such default is not remedied or waived within sixty (60) days after the giving by Borrower of notice from Lender of such default (other than occurrences described in other provisions of this Section 9.1 for which a different grace or cure period is specified or which constitute immediate Events of Default); provided, however, that if such default cannot be remedied with reasonably diligent effort within a period of sixty (60) days, but is susceptible to cure, such longer period as Borrower may reasonably need to remedy such default, if Borrower is proceeding with diligent effort to remedy such default. The rights to notice and cure periods granted herein shall not be cumulative with any other rights to notice or a cure period in any other Loan Document and the giving of notice or a cure period pursuant to this section shall satisfy any and all obligations of Lender to grant any such notice or cure period pursuant to any of the Loan Documents.

(E) Involuntary Bankruptcy; Appointment of Receiver, etc. (1) A court enters a decree or order for relief with respect to any member of the DCTRT Group in an involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (2) the continuance of any of the following events for one hundred twenty (120) days unless dismissed, bonded or discharged: (a) an involuntary case is commenced against any member of the DCTRT Group under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any member of the DCTRT Group or over all or a substantial part of its property, is entered; or (c) an interim receiver, trustee or other custodian is appointed for any member of the DCTRT Group for all or a substantial part of the property of any member of the DCTRT Group; or

(F) Voluntary Bankruptcy; Appointment of Receiver, etc. (1) An order for relief is entered with respect to any member of the DCTRT Group or any member of the DCTRT Group commences a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) any member of the DCTRT Group makes any assignment for the benefit of creditors; or (3) partners, directors, shareholders, manager or members in any member of the DCTRT Group adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this Section 9.1(F); or

(G) Governmental Liens. Any lien, levy or assessment is filed or recorded with respect to or otherwise imposed upon all or any part of the Collateral by the United States or any department or instrumentality thereof or by any state, county, municipality or other governmental agency and such lien, levy or assessment is not stayed, vacated, paid, discharged or insured or bonded over within sixty (60) days;

(H) Judgment and Attachments. Any money judgment, writ or warrant of attachment, or similar process (other than those described in Section 9.1(G)) that has, or, might reasonably be expected to have, a Material Adverse Effect (not adequately covered by insurance as to which the insurance company has acknowledged coverage) is entered or filed against any member of the DCTRT Group and remains undischarged, unvacated, unbonded, uninsured or unstayed for a period of sixty (60) days or in any event later than five (5) days prior to the date of any proposed sale thereunder;

(I) Dissolution. Any order, judgment or decree is entered against any member of the DCTRT Group decreeing the dissolution or split up of any member of the DCTRT Group and such order remains undischarged or unstayed for a period in excess of thirty (30) days; or

(J) Injunction. Either (i) a member of the DCTRT Group is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business that has, or, might reasonably be expected to have, a Material Adverse Effect and such order continues for more than sixty (60) days; or (ii) any order or decree is entered by any court of competent jurisdiction directly or indirectly enjoining or prohibiting Lender or any member of the DCTRT Group from performing any of their obligations under this Agreement or any of the other Loan Documents or any of the Senior Loan Documents; or

(K) Invalidity of Loan Documents. Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms of the Loan Documents, ceases to be in full force and effect or is declared to be null and void by a court of competent jurisdiction, or any Loan Party denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect; or

(L) Event of Default. The occurrence of an Event of Default specified elsewhere in this Agreement or in any of the other Loan Documents; or

(M) Transfer. The occurrence of a Transfer in violation of Section 7.8; or

(N) Fraud. The occurrence of any fraud with respect to the Loan or the Loan Documents by, or as directed by, any member of the DCTRT Group or any of their respective Affiliates; or

(O) Indebtedness. If Borrower, its members, TRT Holdco, TRS Holdco, Intervening Entities or Property Owners guarantees the obligations of a Person or lends money to any Person; and

(P) Special Purpose Bankruptcy Remote Entity; Special Purpose Entity. If Borrower ceases to be a Special Purpose Bankruptcy Remote Entity, the Organizational Documents of a Property Owner or Intervening Entity cease to include SPE Provisions or a Property Owner or Intervening Entity ceases to comply with the SPE Provisions in its Organizational Documents.

9.2 Acceleration and Remedies. Upon the occurrence of any Event of Default specified in Sections 9.1(E) and 9.1(F), payment of all Obligations shall be accelerated without notice, presentment, demand, protest or notice of protest and shall be immediately due and payable and, in addition, Lender may in addition to any other rights and remedies available to Lender at law or in equity or under any other Loan Documents, exercise one of more of the following rights and remedies as it, in its sole discretion, deems necessary or advisable. Upon the occurrence of any Event of Default (other than Events of Default specified in Sections 9.1(E) and 9.1(F)), Lender, in addition to any other rights or remedies available to Lender at law or in equity, or under any of the other Loan Documents, may exercise any one or more of the following rights and remedies as it, in its sole discretion, deems necessary or desirable:

(a) Acceleration. Declare immediately due and payable, without further notice, protest, presentment, notice of protest or demand, all Obligations including all monies advanced under this Agreement, the Note, the Mortgage and/or any of the Loan Documents which are then unpaid, together with all interest then accrued thereon and all other amounts then owing (including any Default Interest, or prepayment premium owed as a result of such acceleration). If payment of the Obligations is accelerated, Lender may, in its sole discretion, exercise all rights and remedies hereunder and under the Note, the Mortgage and/or any of the other Loan Documents at law, in equity or otherwise.

(b) Foreclosure. If a Foreclosure Event has occurred, exercise Lender’s rights under Section 9 of the Pledge Agreement.

(c) No Further Obligations. Terminate Lender’s obligations under this Agreement.

(d) Injunctive Relief. Institute appropriate proceedings for injunctive relief (including specific performance of the obligations of Borrower).

(e) Approvals. Have the right to consent to any Approval Matters.

(f) Put. If an Event of Default under Section 9(A)(i) has occurred, exercise Lender’s rights under the Put Agreement.

(g) Other. Exercise all rights under law or equity including institution of appropriate legal proceedings and all rights exercisable under any Loan Documents after the occurrence of an Event of Default.

9.3 Remedies Cumulative; Waivers; Reasonable Charges. All of the remedies given to Lender in the Loan Documents or otherwise available at law or in equity to Lender shall be cumulative and may be exercised separately, successively or concurrently. Failure to exercise any one of the remedies herein provided shall not constitute a waiver thereof by Lender, nor shall the use of any such remedies prevent the subsequent or concurrent resort to any other remedy or remedies vested in Lender by the Loan Documents or at law or in equity. To be effective, any waiver by Lender must be in writing and such waiver shall be limited in its effect to the condition or default specified therein, and no such waiver shall extend to any subsequent condition or default. It is agreed that (i) the actual costs and damages that Lender would suffer by reason of an Event of Default (exclusive of the attorneys’ fees and other costs incurred in connection with enforcement of Lender’s rights under the Loan Documents) or a prepayment would be difficult and needlessly expensive to calculate and establish, and (ii) the amounts of the Default Rate and the Late Charge are reasonable, taking into consideration the circumstances known to the parties at this time, and (iii) the Default Rate, the Late Charges and Lender’s reasonable attorneys’ fees and other costs and expenses incurred in connection with enforcement of Lender’s rights under the Loan Documents shall be due and payable upon Lender’s demand, and (iv) the Default Rate, Late Charges and the obligation to pay Lender’s reasonable attorneys’ fees and other enforcement costs do not, individually or collectively, constitute a penalty.

9.4 Put Agreement. Lender acknowledges and agrees that a default under the Put Agreement shall not constitute a Default or an Event of Default under this Agreement or any of the other Loan Documents nor entitle Lender to exercise any remedies hereunder or thereunder.

SECTION 10

SECONDARY MARKET TRANSACTION

10.1 Secondary Market Transaction. Borrower agrees that, subject to the terms of this Section 10, Lender has the absolute right to securitize, syndicate, grant participations in, or otherwise Transfer all or any portion of the Loan (each such transaction, a “Securitization”). Lender may determine to Transfer some or all of the Loan or retain title to some or all of the Loan as part of a Securitization. Borrower further agrees that Lender may delegate any or all of Lender’s rights, powers and privileges to a servicer (“Servicer”) and Borrower shall, upon written notice from Lender, recognize the Servicer as the agent of Lender. Borrower shall, upon request from Lender, from time to time, reasonably cooperate, and Borrower shall cause any other Loan Party to reasonably cooperate in all reasonable respects in connection with a Securitization at Lender’s sole cost and expense. Such cooperation may, in Lender’s discretion, include documentation changes, changes in Organizational Documents of the Borrower (and, if such consent is required, only with the Senior Lender’s consent, the Property Owners, and Intervening Entities), changes in Payment Dates, Interest Periods, site inspections, preparation and delivery of financial information or other diligence requested by Lender provided that no such amendments or documents shall (1) increase any of the obligations, or reduce any of the rights, of Borrower or any Loan Party under the Loan Documents, (2) increase any costs or expenses payable by Borrower or any Loan Party under the Loan Documents or (3) reduce any of the obligations, or increase any of the rights, of Lender under the Loan Documents. Such cooperation may include, in Lender’s discretion, execution of one or more promissory notes and the creation of Liens securing such notes of differing priority so long as the principal amount, weighted average interest rate, payment terms and other monetary terms of the Loan do not, in the aggregate change. Borrower will not be required to incur more than de minimis expenses or costs pursuant to this Section 10.1, except to the extent Borrower is otherwise obligated under the Loan Documents to pay such costs and expenses. Borrower will, upon request from Lender, in connection with a Securitization, enter into such acknowledgments and confirmations of the applicable assignments as Lender may reasonably request. Borrower shall, subject to the terms and provisions of this Section 10.1, use reasonable efforts to satisfy the market standards which Lender determines are reasonably required in the marketplace in connection with a Securitization. Borrower will not, pursuant to any of the provisions of this Section 10.1, incur, suffer or accept (except to a de minimis extent) (i) any lesser rights or greater obligations as are currently set forth in the Loan Documents or Borrower’s Organizational Documents or (ii) any personal liability other than as set forth in the Loan Documents. In no event will there be more than three (3) Lenders and/or participants at any one time in the aggregate as to both the Loan and the Companion Loan; provided, however, the foregoing shall not prohibit Lender from pledging, assigning or transferring its right, title and interest in the Loan to any trustee or agent for the benefit of one or more persons in connection with any bond financing, term financing or revolving credit financing (which financings may also be structured as repurchase agreements) provided to (or guaranteed, in whole or in part by) Lender (or any of Lender’s subsidiaries) by one or more lenders (or, if a repurchase facility, buyers) with a committed principal amount of at least $500,000,000.00 at origination of such financing.

SECTION 11

MISCELLANEOUS

11.1 Expenses and Attorneys’ Fees. Borrower agrees to promptly pay all reasonable and actual third party fees, costs and expenses (including reasonable attorneys’ fees, court costs, cost of appeal and the reasonable fees, costs and expenses of other professionals retained by Lender) incurred by Lender in connection with the following, and all such fees, costs and expenses shall be part of the Obligations, payable on demand: (A) the documentation and closing of the financing arrangements evidenced by the Loan Documents and the Senior Loan Documents; (B) the giving or withholding of any consents, approval or permissions, disbursements of the Loan and in connection with any amendments, modifications and waivers relating to the Loan Documents and/or Senior Loan Documents requested by Borrower; (C) the review, documentation, negotiation and closing of any subordination or intercreditor agreements; (D) enforcement of this Agreement or the other Loan Documents, the collection of any payments due from any Loan Party under the Loan Documents or any refinancing or restructuring of the credit arrangements provided under the Loan Document, whether in the nature of a “workout’ or in connection with any insolvency or bankruptcy proceedings or otherwise; and (E) curing Senior Loan Defaults and Senior Loan Events of Default and payments by Lender to Senior Lender shall be deemed additional principal advances of the Loan bearing interest at the Default Rate and payable upon demand from Lender to Borrower. To the extent Lender pays all of the fees, costs and expenses described in this Section 11.1, Borrower shall reimburse Lender upon demand for such payments by Lender and such payments by Lender shall bear interest at the Default Rate from and after demand from Lender.

11.2 Certain Lender Matters. Lender may, in accordance with Lender’ customary practices, destroy or otherwise dispose of all documents, schedules, invoices or other papers, delivered by any member of the DCTRT Group to Lender unless Borrower requests, at the time of delivery, in writing, that same be returned. Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender, to grant Lender any interest in the Properties or to create any interest in the Collateral other than that of secured party. No provision in this Agreement or in any of the other Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty by Lender to Borrower or any other Person. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Lender shall have the right to act exclusively in the interest of Lender and shall have no duty of loyalty, duty of care or any other duty to any member of the DCTRT Group or any other Person. By accepting or approving anything required to be observed, performed or fulfilled or to be given to Lender pursuant to the Loan Documents, Lender shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not be or constitute any warranty or representation with respect hereto or thereto by Lender. Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender or their respective attorneys, advisors, accountants, officers, representatives, directors, employees, partners, shareholders, trustees, members or managers. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates. NEITHER BORROWER NOR LENDER SHALL HAVE NO LIABILITY HEREUNDER FOR ANY CONSEQUENTIAL, SPECIAL, PUNITIVE OR INDIRECT DAMAGES. In the case of any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition or other proceedings affecting Borrower, Property Owner or DCTRT, or their respective creditors or property, Lender, to the extent permitted by law, shall be entitled to file such proofs of claim and other documents as may be necessary or advisable in order to have the claims of Lender allowed in such proceedings for the entire secured Obligations at the date of the institution of such proceedings and for any additional amount which may become due and payable by Borrower after such date. Lender shall have the right from time to time to designate, appoint and replace one or more servicers and to allow servicer to exercise any and all rights of Lender under the Loan Documents. All documents and other matters required by any of the provisions of this Agreement to be submitted or provided to Lender shall be in form and substance satisfactory to Lender. Borrower shall not be entitled to (and does hereby waive any and all rights to receive) any notices of any nature whatsoever from Lender except with respect to matters for which the Loan Documents expressly provide for the giving of notice by Lender to Borrower. In any action or proceeding brought by Borrower against Lender claiming or based upon an allegation that Lender unreasonably withheld its consent to or approval of a proposed act by Borrower which requires Lender’s consent hereunder, Borrower’s sole and exclusive remedy in said action or proceeding shall be injunctive relief or specific performance requiring Lender to grant such consent or approval.

11.3 Indemnity. In addition to the payment of expenses pursuant to Section 11.1 and the indemnification obligations set forth in other portions of this Agreement or the other Loan Documents, Borrower agrees to indemnify, pay, defend and hold Lender, its officers, directors, members, managers, partners, shareholders, participants, beneficiaries, trustees, employees, agents, representatives, successors and assigns, any subsequent holder of the Note, any trustee, fiscal agent, servicer, underwriter and placement agent, (collectively, the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, causes of action, suits, claims, tax liabilities, broker’s or finders fees, costs, expenses and disbursements of any kind or nature whatsoever excluding indirect, consequential and punitive damages (including the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may be imposed on, incurred by, or asserted against that Indemnitee, based upon any third party claims against such Indemnitees in any manner related to or arises out of (A) any breach by any Loan Party of any representation, warranty, covenant, or other agreement contained in any of the Loan Documents, (B) any Senior Loan Default or Senior Loan Event of Default, or (C) the actual or threatened presence, release, disposal, spill, escape, leakage, transportation, migration, seepage, discharge, removal, or cleanup of any Hazardous Material located on, about, within, under, affecting, from or onto any Property or any violation of any applicable Environmental Law by any member of the DCTRT Group (or their respective Affiliates) or any Property (the foregoing liabilities herein collectively referred to as the “Indemnified Liabilities”); provided that Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of that Indemnitee as determined in a final order by a court of competent jurisdiction or arising with respect to Hazardous Materials determined in a final order by a court of competent jurisdiction to have been located on a Property prior to the Closing Date except to the extent resulting or arising from actions or negligent omissions of a Property Owner or its Affiliates on or after the Closing Date. Borrower shall be relieved of its obligation under clause (C) of this Section 11.3 with respect to Hazardous Materials first introduced to the Land and Improvements after either (1) foreclosure pursuant to the Pledge Agreement or (2) the delivery by Borrower to, and acceptance by, Lender or its designee of an assignment in lieu of foreclosure with respect to the Collateral. To the extent that the undertaking to indemnify, pay, defend and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. If any such action or other proceeding shall be brought against Lender, upon written notice from Borrower to Lender (given reasonably promptly following Lender’s notice to Borrower of such action or proceeding), Borrower shall be entitled to assume the defense thereof, at Borrower’s expense, with counsel reasonably acceptable to Lender; provided, however, Lender may, at its own expense, retain separate counsel to participate in such defense, but such participation shall not be deemed to give Lender a right to control such defense, which right Borrower expressly retains. Notwithstanding the foregoing, each Indemnitee shall, following notice to and consultation with Borrower, have the right to employ separate counsel at Borrower’s expense if, in the reasonable opinion of legal counsel, a conflict or potential conflict exists between the Indemnitees and Borrower that would make such separate representation advisable. Borrower shall have no obligation to indemnify an Indemnitee for damage or loss resulting from such Person’s gross negligence or willful misconduct.

11.4 Amendments and Waivers. Except as otherwise provided herein, no amendment, modification, termination or waiver of any provision of this Agreement, the Note or any other Loan Document, or consent to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by Lender (and, with respect to any amendment or modification, unless also signed by Borrower). Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower, or any other Person to any other or further notice or demand in similar or other circumstances. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s members and others with interests in Borrower, and of the Collateral, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Loan Documents, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Collateral for the collection of the obligations without any prior or different resort for collection or of the right of Lender to the payment of the obligations owing Lender on account of the Loan Documents out of the net proceeds of the Collateral in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, waives, in the event of foreclosure pursuant to the Pledge Agreement, any equitable right otherwise available to Borrower which would require the separate sale of any of any portion of the Collateral or require Lender to exhaust its remedies against any portion of the Collateral or any combination of the Collateral before proceeding against any other portion; and further in the event of such foreclosure, Borrower expressly consents to and authorizes, at the option of Lender, the foreclosure and sale either separately of all or any portion of the Collateral. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents. No failure or delay on the part of Lender or any holder of any Note in the exercise of any power, right or privilege hereunder or under the Note or any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement, the Note and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. Lender shall not be under any obligation to marshal any assets in favor of any Person or against or in payment of any or all of the Obligations. To the extent that any Person makes a payment or payments to Lender, or Lender enforces its remedies or exercise its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, if any, rights and remedies therefore, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred. Borrower agrees (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury or other law wherever enacted, now or at any time hereafter in force, which would prohibit or forgive Borrower from paying all or any portion of the principal of, premium, if any, or interest on Loan contemplated herein or in any of the other Loan Documents or which may affect the covenants or the performance of this Agreement; and Borrower (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the holders, but will suffer and permit the execution of every such power as though no such law had been enacted.

11.5 Notices. Unless otherwise specifically provided herein, any notice or other communication required or permitted to be given shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied (with request for confirmation) or sent by overnight courier service or United States registered mail return receipt requested, postage prepaid. Any notice so given shall be deemed effective upon delivery or on refusal or failure of delivery during normal business hours. Notices shall be addressed to the parties at the addresses specified on Schedule 11.5 or to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Section 11.5.

11.6 Survival of Warranties and Certain Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loan hereunder and the execution and delivery of the Notes. Notwithstanding anything in this Agreement or implied by law to the contrary, the provisions of Sections 2.6, 11.1, 11.2, 11.3 and 11.12 shall survive the payment of the Loan, satisfaction of the Note and the termination of this Agreement. Subject to this Section 11.6, all other representations, warranties and agreements of Borrower and Lender set forth in this Agreement shall terminate upon indefeasible payment in full of the Loan and the termination of this Agreement.

11.7 Miscellaneous. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect. All covenants and agreements hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Agreement, the Note or other Loan Documents shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement, the Note or other Loan Documents or of such provision or obligation in any other jurisdiction. This Agreement is made for the sole benefit of Borrower and Lender, and no other Person shall be deemed to have any privity of contract hereunder nor any right to rely hereon to any extent or for any purpose whatsoever, nor shall any other person have any right of action of any kind hereon or be deemed to be a third party beneficiary hereunder. This Agreement, the Note, and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto. Borrower and Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by Borrower and Lender. If any term, condition or provision of this Agreement shall be inconsistent with any term, condition or provision of any other Loan Document, this Agreement shall control. This Agreement and any amendments, waivers, consents, or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

11.8 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

11.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that Borrower may not assign its rights or obligations hereunder or under any of the other Loan Documents without the written consent of Lender. Any assignee of Lender’s interest in the Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to the Loan Documents which Borrower may otherwise have against any assignor of the Loan Documents.

11.10 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO LENDER’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. BORROWER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE NOTE, SUCH OTHER LOAN DOCUMENTS OR SUCH OBLIGATION. BORROWER DESIGNATES AND APPOINTS NATIONAL REGISTERED AGENTS, INC. AND SUCH OTHER PERSONS AS MAY HEREAFTER BE SELECTED BY BORROWER WITH LENDER’S APPROVAL WHICH IRREVOCABLY AGREE IN WRITING TO SO SERVE AS ITS AGENT TO RECEIVE ON ITS BEHALF SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY BORROWER TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. A COPY OF ANY SUCH PROCESS SO SERVED SHALL BE MAILED BY REGISTERED MAIL TO BORROWER AT ITS ADDRESS PROVIDED IN SUBSECTION 11.5 EXCEPT THAT UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY BORROWER AS ITS AGENT FOR SERVICE OF PROCESS REFUSES TO ACCEPT SERVICE OF PROCESS, BORROWER HEREBY AGREES THAT SERVICE UPON IT BY MAIL SHALL CONSTITUTE SUFFICIENT SERVICE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF LENDER TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

11.11 WAIVER OF JURY TRIAL. BORROWER AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE LOAN DOCUMENTS, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION AND LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. BORROWER AND LENDER ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF BORROWER OR LENDER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS

TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. BORROWER AND LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. BORROWER AND LENDER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, THE LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOAN. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

11.12 Publicity. Lender (and Lender’s Affiliates) may, subject to the applicable limitations on distribution of Confidential Information set forth in this Section 11.12, and Borrower does hereby authorize (and shall cause Property Owner, any other Loan Party, TRT Holdco and TRS Holdco to authorize) Lender (and its Affiliates) to, refer, in its sole discretion, to the Loan in tombstone advertisements and reports to investors, which references, may include use of photographs, drawings and other depictions, images of the Land and Improvements, a description of the Loan, use of Property Owner’s, TRT Holdco’s, TRS Holdco’s and Borrower’s names, and the address of the Properties. Lender hereby agrees that, without the prior written consent of Borrower, any written information relating to Property Owner or Borrower or any member of the DCTRT Group which is provided to Lender in connection with the Loan (including data and information provided pursuant to Section 5.1(F)) which is either confidential, proprietary, or otherwise not generally available to the public (but excluding information Lender has obtained independently from third-party sources without Lender’s knowledge that the source has violated any fiduciary or other duty not to disclose such information) and which has been expressly designated as such by notice to Lender from Borrower (the “Confidential Information”), will be kept confidential by Lender, using substantially the same standard of care in safeguarding the Confidential Information as Lender employs in protecting its own proprietary information which Lender desires not to disseminate or publish. Notwithstanding the foregoing, Confidential Information may be disseminated (a) pursuant to the requirements of applicable law; (b) pursuant to judicial process, administrative agency process or order of Governmental Authority; (c) in connection with litigation, arbitration proceedings or administrative proceedings before or by any Governmental Authority or stock exchange; (d) to Lender’s attorneys, accountants, advisors and actual or prospective financing sources who will be instructed to comply with this Section 11.12; (e) to actual or prospective trustees, assignees, pledgees, participants, agents, servicers, or securities holders in a Securitization; and (f) pursuant to the requirements or rules of a stock exchange or stock trading system on which the Securities of Lender or its Affiliates may be listed or traded. For purposes of this Section 11.12, Confidential Information will not be deemed to include the Loan amount and the other terms, conditions and provisions of the Loan Documents, the street address and common name, if any, of the Land and Improvements, the names of any Loan Party and any other member of the DCTRT Group and photographs or other depictions of the Properties. Borrower represents, warrants and covenants that each Property Owner has agreed to the foregoing. Borrower will not issue or permit to be issued any press release by Borrower or its Affiliates with respect to the Loan without Lender’s consent.

11.13 Performance by Lender/Attorney-in-Fact. In the event that Borrower shall at any time fail to duly and punctually pay, perform, observe or comply with any of its covenants and agreements hereunder or under the other Loan Documents or if any Event of Default hereunder shall exist or if any Senior Loan Default or Senior Loan Event of Default shall exist then Lender may (but shall in no event be required to) make any such payment or perform any such term, provision, condition, covenant or agreement or cure any such Event of Default Senior Loan Default or Senior Loan Event of Default. Lender shall not take action under this Section 11.13 prior to the occurrence of an Event of Default, Senior Loan Default or Senior Loan Event of Default unless in Lender’s good faith judgment reasonably exercised, such action is necessary or appropriate in order to preserve the value of the Collateral or a Property, to protect Persons or property, or Borrower, TRT Holdco, TRS Holdco or Property Owners have abandoned the Collateral, the membership interests in Property Owners, any Property or any portion thereof, as the case may be. Lender shall not be obligated to continue any such action having commenced the same and may cease the same without notice to Borrower. Any amounts expended by Lender in connection with such action shall constitute additional advances hereunder, the payment of which is additional Indebtedness, secured by the Loan Documents and shall become due and payable upon demand by Lender, with interest at the Default Rate from the date of disbursement thereof until fully paid. No further direction or authorization from Borrower shall be necessary for such disbursements. The execution of this Agreement by Borrower shall and hereby does constitute an irrevocable direction and authorization to Lender to so disburse such funds. Borrower hereby irrevocably appoints Lender, as its attorney-in-fact, coupled with an interest, with full authority in the place and stead of Borrower and in the name of Borrower or otherwise (A) during the existence of an Event of Default, Senior Loan Default or Senior Loan Event of Default in the discretion of Lender, to take any action and to execute any instrument which Lender may deem necessary to accomplish the purpose of this Agreement or any other Loan Document, including to execute and/or file, without the signature of Borrower any Uniform Commercial Code financing statements, continuation statements, or other filing, and any amendment thereof, relating to the Loan Account Collateral; (B) to give notice to any third parties which may be required to perfect Lender’s security interest in the Collateral; and (C) following the occurrence of a Foreclosure Event, to register, purchase, sell, assign, transfer, pledge or take any other action with respect to any Collateral in accordance with this Agreement or any Loan Document.

11.14 Brokerage Claims. Borrower shall protect, defend, indemnify and hold Lender harmless from and against all loss, cost, liability and expense incurred as a result of any claim for a broker’s or finder’s fee against Lender or any Person, in connection with the transaction herein contemplated, provided such claim is made by or arises through or under Borrower or is based in whole or in part upon alleged acts or omissions of Borrower. Lender shall protect, defend, indemnify and hold Borrower harmless from and against all loss, cost, liability and expense incurred as a result of any claim for a broker’s or finder’s fee against Borrower or any other Person in connection with the transaction herein contemplated, provided such claim is made by or arises through or under Lender or is based in whole or in part upon alleged acts or omissions of Lender.

11.15 Agreement. THE RIGHTS AND OBLIGATIONS OF BORROWER AND LENDER SHALL BE DETERMINED SOLELY FROM THIS WRITTEN LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND ANY PRIOR ORAL OR WRITTEN AGREEMENTS BETWEEN LENDER AND BORROWER CONCERNING THE SUBJECT MATTER HEREOF AND OF THE OTHER LOAN DOCUMENTS ARE SUPERSEDED BY AND MERGED INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY NOT BE VARIED BY ANY ORAL AGREEMENTS OR DISCUSSIONS THAT OCCUR BEFORE, CONTEMPORANEOUSLY WITH, OR SUBSEQUENT TO THE EXECUTION OF THIS LOAN AGREEMENT OR THE LOAN DOCUMENTS. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENTS BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

11.16 Multiple Borrowers. The parties hereto acknowledge that the defined term “Borrower” has been defined to collectively include each individual Borrower. It is the intent of the parties hereto in determining whether (a) a breach of a representation or a covenant has occurred, or (b) there has occurred a Default or Event of Default, that any such breach, occurrence or event with respect to any Borrower shall be deemed to be such a breach, occurrence or event with respect to both TRT Borrower and TRS Borrower and that both TRT Borrower and TRS Borrower need not have been involved with such breach, occurrence or event in order for the same to be deemed such a breach, occurrence or event with respect to both TRT Borrower and TRS Borrower.

Witness the due execution hereof by the undersigned as of the date first written above.

BORROWER:

TRT NOIP FLOATING MEZZ HOLDCO LLC, a Delaware limited liability company

By:	/s/ GREG MORAN
Name:	Greg Moran
Its:	Authorized Signer

TRS NOIP MEZZ HOLDCO LLC, a Delaware limited liability company

By:	/s/ GREG MORAN
Name:	Greg Moran
Its:	Authorized Signer

LENDER:

iSTAR FINANCIAL INC., a Maryland corporation

By:	/s/ SAMANTHA GARBUS
Name:	Samantha Garbus
Its:	Senior VP

EXHIBIT A-1

Each TRT Property and TRT Property Owner

Property	Property Owner
2625 Shadelands Drive, Walnut Creek, CA	TRT NOIP Shadelands - Walnut Creek LP, a Delaware limited partnership

1545 & 1565/1585 Charleston Place, Mountain View, CA	TRT NOIP Charleston - Mountain View LP, a Delaware limited partnership

440 N. Fairway Drive, Vernon Hills, IL	TRT NOIP North Fairway Drive - Vernon Hills LLC, a Delaware limited liability company

161 Inverness Drive West, Englewood, CO	TRT NOIP Inverness - Englewood LLC, a Delaware limited liability company

1100 Crown Colony Drive, Quincy, MA	TRT NOIP Crown Colony - Quincy LLC, a Delaware limited liability company

7555 Colshire Drive, McLean, VA	iStar NG LP, a Delaware limited partnership

EXHIBIT A-2

Each TRS Property and TRS Property Owner

Property	Property Owner
6901 S. Havana Street, Englewood, CO	TRT NOIP South Havana - Englewood LLC, a Delaware limited liability company

17201 Waterview Parkway, Dallas, TX	TRT NOIP Waterview - Dallas LP, a Delaware limited partnership

510 Cottonwood Drive, Milpitas, CA	TRT NOIP Cottonwood - Milpitas LP, a Delaware limited partnership

5853/5863 Rue Ferrari Drive, San Jose, CA	TRT NOIP Rue Ferrari - San Jose LP, a Delaware limited partnership

One and Three Sybase Drive, Dublin, CA	TRT NOIP Dublin LP, a Delaware limited partnership

201 King Mill Court, McDonough, GA	TRT NOIP King Mill - McDonough LLC, a Delaware limited liability company

3095 Corporate Drive, DeKalb, IL	TRT NOIP Corporate Drive - DeKalb LLC, a Delaware limited liability company

300 South Salem Church Road, York, PA	TRT NOIP Salem Church - York LLC, a Delaware limited liability company

500 Business Center Drive, Stockbridge, GA	TRT NOIP Business Center - Stockbridge LLC, a Delaware limited liability company

2750 Creekside Parkway, Lockbourne, OH	TRT NOIP Creekside - Lockbourne LLC, a Delaware limited liability company

301 Apache Trail, Terrell, TX	TRT NOIP Apache Trail - Terrell LP, a Delaware limited partnership

EXHIBIT B

Legal Description of Land

(attached hereto)

301 Apache Trail, Terrell, TX

Lot 1, Block D, Metrocrest Addition, an addition to the City of Terrell, Kaufman County, Texas, according to the map or plat thereof, recorded in Cabinet 2, Envelope 356, of the Plat Records, Kaufman County, Texas.

500 Business Center Drive, Stockbridge, GA

ALL THAT TRACT OR PARCEL OF LAND lying and being in Land Lots 1 and 2 of the 12th District, Henry County, Georgia, and being more particularly described as follows:

TO FIND THE TRUE POINT OF BEGINNING, commence at a  1/2-inch rebar found at the intersection of the northwesterly right-of-way of Eagle’s Landing Parkway (a 200-foot right-of-way) and the northeasterly right-of-way of the Norfolk & Southern Railroad (a 150-foot right-of-way); running thence along the northeasterly right-of-way of Norfolk & Southern Railroad Company, North 54 degrees 56 minutes 50 seconds West a distance of 473.05 feet to a  1/2-inch rebar found; thence run North 54 degrees 59 minutes 14 seconds West a distance of 226.92 feet to a  1/2-inch rebar found; thence leaving the northeasterly right-of-way of Norfolk & Southern Railroad Company, North 34 degrees 57 minutes 17 seconds East a distance of 459.10 feet to a point on the southwesterly right-of-way of Parkway Boulevard North (a 60-foot right-of-way dedicated per Deed Book 1999, Page 100 and Plat of record at Plat Book 23, Page 279, Henry County, Georgia Records); thence run along the curvature of the southwesterly right-of-way of Parkway Boulevard North, with the following calls: North 55 degrees 02 minutes 42 seconds West a distance of 67.85 feet to a point; thence run along an arc of a curve to the right having a radius of 330.00 feet a distance of 227.65 feet, said arc being subtended by a chord bearing of North 35 degrees 16 minutes 58 seconds West a distance of 223.16 feet to a point; thence run North 15 degrees 31 minutes 12 seconds West a distance of 23.51 feet to a point; thence run along an arc of a curve to the left having a radius of 40.00 feet a distance of 36.66 feet, said arc being subtended by a chord bearing North 41 degrees 46 minutes 21 seconds West a distance of 35.39 feet to a point; running thence along an arc of a curve to the right having a radius of 75.00 feet for a distance of 161.05 feet, said arc being subtended by a chord bearing North 06 degrees 30 minutes 29 seconds West a distance of 131.84 feet to a point and the TRUE POINT OF BEGINNING; from the TRUE POINT OF BEGINNING, thence leaving said right-of-way and run North 15 degrees 30 minutes 12 seconds West a distance of 4.29 feet to a point; thence run South 74 degrees 29 minutes 48 seconds West a distance of 456.91 feet to an iron pin set; thence run North 15 degrees 30 minutes 12 seconds West a distance of 469.25 feet to an iron pin set; thence run South 74 degrees 29 minutes 48 seconds West a distance of 50.00 feet to an iron pin set; thence run North 15 degrees 30 minutes 12 seconds West a distance of 138.00 feet to an iron pin set; running thence North 74 degrees 29 minutes 48 seconds East a distance of 1,945.21 feet to an iron pin set; running thence South 11 degrees 40 minutes 30 seconds East a distance of 658.72 feet to an iron pin set; thence run South 74 degrees 29 minutes 53 seconds West a distance of 1,298.59 feet to a point on the northeasterly edge of the cul-de-sac of Parkway Boulevard North; thence run along an arc of a curve to the left along said cul-de-sac having a radius of 75.00 feet an arc distance of 117.81 feet, said arc being subtended by a chord bearing North 79 degrees 59 minutes 31 seconds West a distance of 106.07 feet to a point and the TRUE POINT OF BEGINNING, containing 27.810 acres and being shown on Boundary Survey prepared for McDonald Industrial Partners II by Broward Davis & Associates, bearing seal of William E. Burton, Georgia Registered Land Surveyor No. 2567, dated November 20, 1995.

Together with a perpetual easement for the installation and use of a 24 foot wide railroad track over and across the area designated as the “Norfolk and Southern Company Proposed 24’ wide track” on the Plat prepared by William E. Burton, GA RLS. No. 2567, recorded at Plat Book 24, Page 17, Henry County, GA records.

201 King Mill Court, McDonough, GA

ALL THAT PIECE OR PARCEL OF LAND situate, lying and being in Land Lots 229 and 230 of the 7th District, Henry County, Georgia, and being more particularly described as follows:

COMMENCING at the intersection point of the southern right-of-way line of King Mill Road (under construction, 80-foot right-of-way) and the western right-of-way line of Norfolk Southern Railway Company (150-foot right-of-way), and going thence South 14 degrees 57 minutes 02 seconds East a distance of 623.60 feet to a 5/8-inch rebar, said rebar being the TRUE POINT OF BEGINNING; thence, continuing along the western right-of-way line of Norfolk Southern Railway Company, South 14 degrees 57 minutes 02 seconds East a distance of 1241.41 feet to a 5/8-inch rebar; thence, continuing along said western right-of-way South 14 degrees 57 minutes 02 seconds East a distance of 320.00 feet to a point; thence, leaving said western right-of-way, North 33 degrees 55 minutes 15 seconds West a distance of 338.38 feet to a point; thence, South 75 degrees 02 minutes 58 seconds West a distance of 1063.06 feet to a point; thence, along the eastern right-of-way of a future street (80-foot right-of-way) North 26 degrees 52 minutes 09 seconds West a distance of 713.78 feet to a point; thence, continuing along said future right-of-way on a curve to the right having a radius of 460.00 feet and an arc length of 352.44 feet and being subtended by a chord bearing of North 04 degrees 55 minutes 12 seconds West a distance of 343.88 feet to a point; thence, continuing along said future right-of-way, North 17 degrees 01 minutes 45 seconds East, a distance of 386.67 feet to a point; thence, leaving said future right-of-way North 75 degrees 02 minutes 13 seconds East, a distance of 970.79 feet to a point; thence, South 49 degrees 27 minutes 30 seconds East a distance of 150.00 feet to a 5/8-inch rebar, said rebar being the TRUE POINT OF BEGINNING.

Said piece or parcel of land containing 39.202 acres, more or less, and being shown on a Survey of Property for Southern Region Industrial Realty, Inc., prepared by Urban Engineers, Inc., dated August 25, 1994, and recorded in the Office of the Clerk of Superior Court of Henry County, Georgia, in Plat Book 23, Page 263.

Together with the covenants, easements and reservations contained in the following:

1.	Declaration of Restrictive Covenants recorded in Deed Book 1496, page 248, Henry County, Georgia Records.

2.	Declaration of Easements and Agreement for Common Area Maintenance, recorded at Deed Book 1496, Page 195, and re-recorded in Deed Book 1497, page 284, Henry County, Georgia Records, as amended by First Amendment to Declaration of Easements and Agreements for Common Area Maintenance for Midland Industrial Park, Henry County Georgia, recorded in Deed Book 9052, page 306, aforesaid records

3095 Corporate Drive, DeKalb, IL

Parcel No. 1:

That part of the southwest quarter of section 34, township 40 north, range 4 east of the third principal meridian, described as follows:

Commencing at the point of intersection of the north line of said quarter with the center line of First Street, said point being 675.83 feet easterly of, as measured along said north line, the northwest corner of said quarter; thence southwesterly, at an angle of 66 degrees 32 minutes 30 seconds, measured counterclockwise from said north line, along said center line, 1,155.81 feet; thence easterly, at an angle of 66 degrees 18 minutes 30 seconds, measured clockwise from said center line, 678.87 feet; thence southerly, at an angle of 95 degrees 34 minutes 40 seconds, measured counterclockwise from the last described course, 233.35 feet; thence easterly, at an angle of 95 degrees 34 minutes 40 seconds, measured clockwise from the last described course, 331.01 feet for a place of beginning; thence northerly, at right angle to the last described course, 314.80 feet; thence easterly, at an angle of 89 degrees 49 minutes 15 seconds, measured counterclockwise from the last described course, 1,234.23 feet to a line that is 180.0 feet westerly of and parallel with the east line of said southwest quarter; thence southerly, at an angle of 90 degrees 17 minutes 12 seconds, measured counterclockwise from the last described course, along said parallel line, 60.11 feet; thence easterly at an angle of 90 degrees 08 minutes 30 seconds, measured clockwise from said parallel line, 180.0 feet to the northwest corner of Terwilliger Subdivision (document no. 83-06114); thence southerly, at an angle of 90 degrees 06 minutes 32 seconds, measured counterclockwise from the last described course, along said east line, 1,534.17 feet to a point that is 80.0 feet north of the southeast corner of said southwest quarter; thence southwesterly, at an angle of 134 degrees 16 minutes 24 seconds, measured counterclockwise from the last described course, 42.33 feet; thence westerly, at an angle of 135 degrees 28 minutes 27 seconds, measured counterclockwise from the last described course, parallel with the south line of said southwest quarter, 75.0 feet; thence southerly, at an angle of 89 degrees 44 minutes 51 seconds, measured clockwise form the last described course, parallel with the east line of said southwest quarter, 50.0 feet to said south line; thence westerly, at an angle of 89 degrees 44 minutes 51 seconds, measured counterclockwise from the last described course, along said south line; 1,317.42 feet; thence north 1,359.95 feet to the place of beginning; situated in the County of DeKalb and the State of Illinois. Excepting therefrom the following described premises, to-wit:

That part of the southwest quarter of section 34, township 40 north, range 4 east of the third principal meridian, described as follows:

Beginning at a point on the south line of said southwest quarter of section 34, said point being 104.95 feet west of the southeast corner of said southwest quarter of section 34, thence south 89 degrees 56 minutes 37 seconds west along said south line 1,317.42 feet; thence north 00 degrees 00 minutes 00 seconds east 50.00 feet; thence north 89 degrees 56 minutes 37 seconds east along a line 50.00 feet north of and parallel with said south line a distance of 1,317.15 feet; thence south 00 degrees 18 minutes 32 seconds east 50.00 feet to the place of beginning; situated in the County of DeKaIb and the State of Illinois.

Parcel No. 2:

Easement pertaining to use, access, and sanitary sewer easement agreement dated July 31, 1998, and recorded December 7, 1998 as document no. 98-020970, re-recorded January 13, 1999, as document no. 99-00797 and as created by Plat of Sanitary Sewer Easement recorded as Document No. 425112.

440 N. Fairway Drive, Vernon Hills, IL

Lot 1 in First Addition to Continental Executive Parke - Phase I, being a subdivision in the North 1/2 of Section 4, Township 43 North, Range 11, East of the third principal meridian, according to the plat thereof recorded November 14, 1991 as document number 3083976 and corrected by Certificate of Correction recorded as document 3120396, in Lake County, Illinois.

2750 Creekside Parkway, Lockbourne, OH

Parcel I:

Situated in the State of Ohio, County of Franklin, Township of Hamilton, N.W. and S.W. Quarter of Section 25, Township 4, Range 22, Congress Lands and being a part of the original 139.58 acres Parcel No. One (1st Tract) and original 168.30 acres Parcel No. Two (Tract One) conveyed to Philemon J. Dill, Jr., Jac T. Dill and James E. Dill by deeds of record in Deed Volume 3480, Page 112 and Deed Book 3570, Page 212, records of the Recorder’s Office, Franklin County, Ohio and being more particularly described as follows:

Beginning at a railroad spike found at the point of intersection of the easterly right-of-way line of the Norfolk & Western Railway Company (westerly line of said original 139.58 acre tract) with the centerline of Bixby Road;

Thence North 72°14’19” East, a distance of 697.21 feet, along the centerline of Bixby Road to a railroad spike set;

Thence the following six (6) courses and distances across the said original 139.58 and 168.30 acre tracts:

1. Thence South 04°54’29” West, a distance of 552.95 feet to an iron pin set;

2. Thence South 85°05’31” East, a distance of 352.96 feet to an iron pin set;

3. Thence South 52°02’46” East, a distance of 277.20 feet to the westerly right-of-way line of a proposed road (60 feet in width)

4. Thence along said proposed right-of-way line with a curve to the left, having a radius of 380.00 feet, a central angle of 33°41’50”, the chord to which bears South 21°06’19” West, a chord distance of 220.28 feet, to an iron pin set at a point of tangency.

5. Thence South 04°15’24” West, a distance of 676.10 feet, continuing along said right-of-way line to an iron pin set;

6. Thence North 85°05’31” West, a distance of 1174.91 feet, to an iron pin set in the easterly right-of-way line of said Norfolk & Western Railway Company (westerly line of said original 168.30 tract);

Thence North 04°54’29” East, a distance of 1322.99 feet, along the said easterly right-of-way line of the Norfolk & Western Railway Company (westerly lines of said original 168.30 and 139.58 acre tracts) to the point of beginning, containing 33.980 acres, more or less.

Parcel II:

Perpetual, exclusive easement appurtenant for railroad spur line as set forth in Instrument No. 199712290176727.

300 South Salem Church Road, York, PA

All that certain lot or tract of land situated on the westerly side of South Salem Church Road, on the southerly side of Yorkrail, Inc., and north of U.S. Route 30, in West Manchester Township, County of York, Commonwealth of Pennsylvania (known as Lots 3, 6 and 9, recorded in Subdivision Plan Book PP, Page 453), as shown on a Plan prepared by Rettew Associates, Inc. dated September 13, 2001, Drawing Number 014389-01, and being more fully bounded and described as follows:

Beginning at a point, a concrete monument (found) on the southerly right-of-way line, same as the boundary line, of N/F Yorkrail, Inc., said point being the northwesterly most corner of herein described tract; thence along the southerly right-of-way line of said Yorkrail, Inc., North 78 degrees 48 minutes 20 seconds East, 1,318.48 feet to a point on the westerly right-of-way line of South Salem Church Road; thence along the westerly right-of-way line, same as the boundary line, of said South Salem Church Road, the following courses: 1) South 11 degrees 14 minutes 00 seconds East, 1,128.33 feet to a point; 2) on a curve to the right having a central angle of 34 degrees 46 minutes 06 seconds, a radius of 470.00 feet, an arc of 285.21 feet, and a chord bearing of South 06 degrees 09 minutes 03 seconds West, and a chord distance of 280.85 feet to a point; and 3) South 23 degrees 32 minutes 06 seconds West, 254.38 feet to a point, said point being the northeasterly corner of lands now or formerly of Penntown Argento Partners; thence along the northerly line of lands of said Penntown Argento Partners, South 84 degrees 29 minutes 07 seconds West, 305.83 feet to a point on line of lands now or formerly of William A. and Deanna K. Deal; thence along the easterly line of said William A. and Deanna K. Deal, North 05 degrees 30 minutes 53 seconds West, 81.67 feet to a point; thence along lands of said William A. and Deanna K. Deal and lands now or formerly of J.E. Baker Company on a curve to the right having a central angle of 07 degrees 04 minutes 23 seconds, a radius of 1,321.75 feet, an arc of 163.17 feet, chord bearing of South 88 degrees 04 minutes 07 seconds West, and a chord distance of 163.06 feet to a point; thence along lands of said J.E. Baker Company, lands now or formerly of Third Generation Associates, a 50 foot wide right-of-way, lands now or formerly of Daniel J. and Kimber Lea Miller, lands now or formerly of Ronald J. Ketner, lands now or formerly of Barry L. and Edna M. Tracey, and lands now or formerly of Keith Mikzel, North 88 degrees 23 minutes 41 seconds West, 949.79 feet to a 5/8” rebar (found) on line of lands now or formerly of Briarwood Golf Club, Inc.; thence along lands of said Briarwood Golf Club, Inc., North 05 degrees 43 minutes 29 seconds East, 1,001.36 feet to a point; thence along the same, North 10 degrees 56 minutes 01 second West, 299.25 feet to the point of beginning.

Containing 47.564 acres, more or less.

The aforementioned description being Lots 3, 6 and 9, as shown on the Final Subdivision Plan - West Manchester Business Park, as prepared by LSC Design, Inc., dated January 9, 1998 (Cadd File No. 1161FSGA) and recorded among the land records of York County in Plan Book PP, Page 453.

Together with and subject to the right to use utility, drainage and other easements as set forth in the Declaration of Protective Covenants, Restrictions and Conditions, dated May 14, 1998, recorded in Record Book 1326, Page 95.

Tax ID / Parcel No. 51-000-HG-0093C

1100 Crown Colony Drive, Quincy, MA

That certain parcel of land with the buildings and improvements thereon situated in the City of Quincy, County of Norfolk, Commonwealth of Massachusetts, shown as Lot 2B-1 on a plan entitled “Crown Colony Place, Quincy, MA, Subdivision Plan” dated February 19, 1988 by H.W. Moore Associates, Inc. recorded with Norfolk County Registry of Deeds (“Deeds”), Plan 531 of 1988, Plan Book 368 (“Lot 2B-1” and “Plan”, respectively) and more fully bounded and described as follows:

Beginning at a point on the northerly side of Crown Colony Drive at the southeasterly corner of said Lot 2B-1, and thence running

NORTH 11° 14’ 12” WEST 505.51 feet by Lot 2A as shown on the Plan; thence turning and running

NORTH 90° 00’ 00” WEST 66.55 feet as shown on the Plan; thence turning and running

NORTH 44° 01’ 34” WEST 41.70 feet, thence turning and running

NORTH 01° 56’ 50” EAST 31.26 feet, the last three courses being by Lot 2D-1 as shown on the Plan; thence turning and running

NORTH 89° 25’ 10” WEST 145.00 feet by Lot 2C-1 as shown on the Plan; thence turning and running

SOUTH 35° 56’ 56” WEST 115.84 feet by Lot 2C-1 as shown on the Plan; thence turning and running

SOUTH 74° 49’ 36” WEST 270.00 feet by Lot 2C-1 as shown on the Plan; thence turning and running

SOUTHEASTERLY, EASTERLY and NORTHEASTERLY by Crown Colony Drive, by a line curving to the left having a radius of 555.00 feet, a distance of 856.96 feet to the point of beginning.

Containing 251,726 square feet or 5.779 acres, according to the Plan.

Being a subdivision of Lot 2B, Lot 2C and Lot 2D as shown on a plan entitled “Subdivision Plan of Land ‘Crown Colony Place’ Quincy, MA” dated May 18, 1987 by Harry R. Feldman, Inc., recorded with said Deeds as Plan No. 53 of 1988 in Plan Book 364 (the “Crown Colony Plan”).

The fee in Crown Colony Drive is excepted from said Lot 2B-1.

Appurtenant Rights:

1. Declaration of Covenants, Restrictions, Development Standards and Easements by Crow Colony Realty Corp., as Trustee of Presidents’ Plaza Realty Trust, dated October 10, 1986, recorded in Book 7281, Page 352, as amended by First Amendment to Declaration of Covenants, Restrictions, Development Standards and Easements dated October 30, 1987 recorded in Book 7864, Page 493, as amended by second Amendment to Declaration of Covenants. Restrictions, Development Standards and Easements dated as of February 4, 1988, recorded on May 27, 1988 at Book 7978, Page 368, as affected by Successor of Developer under Declaration of Covenants, Restrictions, Development Standards and Easements dated January 21, 1988 and recorded in Book 7864, Page 501 and as modified by Easement Relocation Instrument dated May 26, 1988, recorded on May 27, 1988 at Book 7978, Page 466 as affected by Confirmation of Easement Location recorded in book 8066, Page 271, as further affected by Third Amendment recorded in Book 8066, Page 279, as further affected by Fourth Amendment recorded in Book 8451, Page 423, and as further affected by Fifth Amendment recorded in Book 8451, Page 430.

2. The right and easement, as set forth in a Deed dated May 26, 1988 and recorded in book 7978, Page 477 from Quincy One Associates Limited Partnership (“Quincy One”) to the Crown Colony Realty Corp., (the Quincy One Deed), in common with Quincy One and its successors and assigns, to lay, construct, reconstruct, repair, replace, operate, maintain and use sewer pipes underground, within an area located within Lots 2C-1 and 2D-1, bounded and described as follows:

Beginning at a point on the southerly boundary line of Lot 2C-1 located a distance of 68.01 feet from the westerly boundary line of Lot 2D-1, being the point of intersection of said southerly boundary line of Lot 2C-1 and that line shown on the Plan (Easement Detail) as “N 49° 27’ 39” E/55.70’” extended in a south-westerly direction a distance of 36.50 feet: thence running

NORTH 49° 27’ 39” EAST 92.20 feet to a point an the easterly boundary line of Lot 2C-1; thence turning and running

NORTH 01° 56’ 50” EAST 323.63 feet along the common boundary line of Lots 2C-1 and 2D-1; thence turning and running

NORTH 67° 42’ 23” EAST 78.53 feet across Lot 2D-1 to a point on Congress Street; thence turning and running

NORTHWESTERLY by Congress Street, by line curving to the left having a radius of 370.00 feet, a distance of 29.26 feet as shown on the Plan; thence turning and running

SOUTH 67° 42’ 23” WEST 48.18 feet to a point on the westerly boundary line of Lot 2D-1; thence continuing

SOUTH 67° 42’ 23” WEST 21.93 feet across Lot 2C-1 as shown on the Plan; thence continuing

SOUTH 01° 56’ 50” WEST 327.76 feet across Lot 2C-1, the last six distances referenced herein being as shown on the Plan; thence continuing

SOUTH 49° 27’39” WEST 106.31 feet to a point on southerly boundary line of Lot 2C-1, being the point of intersection of said southerly boundary line of Lot 2C-1 and that line shown on the Plan as S 49° 27’ 39” W/69.81” extended in a southwesterly direction a distance of 36.50 feet; thence turning and running

SOUTH 89° 25’ 10” EAST 30.41 feet along the southerly boundary line of Lot 2C-1 to the point of beginning.

Hereinafter, this is referred to as the Sewer Easement Area.

3. The right and easement as set forth in said Quincy One Deed, in common with Quincy One and its successors and assigns as the owner of Lot 2C-1, to lay, construct, reconstruct, repair, replace, operate, maintain and use a roadway for the access and egress of pedestrians and motor vehicles all within the area shown on the Plan as “24” Wide Access Easement.

4. All other rights and easements which may be appurtenant to Lot 2B-1.

6901 S. Havana Street, Englewood, CO

PARCEL A:

TRACT A:

Lot 1, Rampart Business Center Filing No. 4, County of Arapahoe, State of Colorado.

TRACT B:

Lot 2, Rampart Business Center Filing No. 4, County of Arapahoe, State of Colorado.

TRACT C:

Tract A, Rampart Business Center Filing No. 1, County of Arapahoe, State of Colorado.

PARCEL B:

A tract of land being a portion of the Northeast 1/4 of Section 27, Township 5 South, Range 67 West, of the 6th P.M., County of Arapahoe, State of Colorado, being more particularity described as follows:

Commencing at the most Westerly corner of Lot 2, Block 4, Rampart Business Center Filing No. 1 as recorded March 8, 1985 at Reception No. 2507848, said point being the Point of Beginning;

thence South 44°52’08” East along the Southwesterly line of said Lot 2, Block 4, a distance of 381.79 feet to a point of a non-tangent curve; thence along the arc of a curve to the right whose center bears North 38°41’27” West, having a delta of 31°33’41” a radius of 85.00 feet, a distance of 46.82 feet to a point of tangency; thence South 82°52’14” West, a distance of 70.00 feet to a point of curve; thence along the arc of a curve to the left having a delta of 38°42’07”, a radius of 142.37 feet, a distance of 96.17 feet to a point of tangency; thence South 44°10’07” West, a distance of 8.18 feet to a point of curve; thence along a curve to the right having a delta of 44°48’00” a radius of 97.05 feet, a distance of 75.88 feet to a point of tangency; thence South 88°58’07” West, a distance of 12.22 feet to a point of curve; thence along the arc of a curve to the left having a delta of 37°35’00”, a radius of 191.03 feet, a distance of 125.31 feet to a point of tangency; thence South 51°23’07” West, a distance of 44.00 feet to a point of curve; thence along an arc of a curve to the right having a delta of 18°00’00”, a radius of 380.00 feet, a distance of 119.38 feet to a point of tangency; thence South 69°23’07” West, a distance of 51.64 feet to a point being on the East right-of-way line of South Fulton Street; thence North 00°24’02” East and along the Easterly right-of-way of said South Fulton Street, a distance of 360.68 feet to a point of curve; thence along an arc of a curve to the right having a delta of 90°00’00”, a radius of 25.00 feet, a distance of 39.27 feet to a point of tangency, said point of tangency being on the Southerly right-of-way line of East Costilla Avenue as platted in said Rampart Business Center, Filing No. 1; thence Northerly and Easterly along the Southerly right-of-way line of said East Costilla Avenue, the following three courses:

1. South 89°35’58” East, a distance of 6.09 feet to a point of curve;

2. Along on arc of curve to the left having a delta of 45°16’10”, a radius of 345.00 feet, a distance of 272.58 feet to a point of tangency;

3. North 45°07’52” East, a distance of 49.66 feet to Point of Beginning,

County of Arapahoe,

State of Colorado.

17201 Waterview Parkway, Dallas, TX

BEING a 410,021 square feet (9.4128 acres) tract of land situated in the JOHN CLAY SURVEY, ABSTRACT NO. 313, Dallas County, Texas, also being all of Lot 1, Block A/8735, DRESSER ADDITION, an addition to the City of Dallas according to the plat thereof recorded in Volume 81203, Page 0275, Deed Records, DALLAS County, Texas, and being more particularly described as follows:

BEGINNING at a 5/8” iron rod found for corner in the West line of Waterview Road (80’ public right of way) at the Northeast corner of U.T.D. Synergy Park Phase II, as recorded by plat in Volume 86051, Page 3744, Deed Records, DALLAS County, Texas;

THENCE West departing the said West line of Waterview Road, a distance of 569.26 feet to a 5/8” iron rod found for corner in the East line of that certain tract of land conveyed to Texas A&M University in Volume 72221, Page 2873, Deed Records, DALLAS County, Texas, at the Northwest corner of said U.T.D. Synergy Park Phase II;

THENCE North 00°12’12” W, along the West line of said Texas A&M University tract, a distance of 610.00 feet to a 1/2” iron rod found for corner at the Southwest corner of U.T.D. Synergy Park Phase I, as recorded by plat in Volume 85245, Page 4873, Deed Records, DALLAS County, Texas;

THENCE East departing the East line of said Texas A&M University tract and along the South line of said U.T.D. Synergy Park Phase I, a distance of 700.00 feet to a 3/8” iron rod found for corner in the aforementioned West line of Waterview Road;

THENCE along the said West line of Waterview Road the following:

South 00°12’12” E, a distance of 223.02 feet to an “X” cut found for corner at the beginning of a curve to the right which has a central angle of 30°12’12”, a radius of 600.00 feet, and a chord which bears South 14°53’54” W - 312.64 feet;

Along said curve to the right, an arc distance of 316.29 feet to an “X” cut found for corner at the end of said curve;

South 30°00’00” W, a distance of 97.96 feet to the POINT OF BEGINNING and CONTAINING 410,021 square feet or 9.4128 acres of land.

161 Inverness Drive West, Englewood, CO

Lot 1, Inverness Subdivision Filing No. 22, County of Arapahoe, State of Colorado,

EXCEPT that portion conveyed to Arapahoe County, Colorado by Deed recorded June 6, 2000 at Reception No. B0067983, and the State of Colorado, Department of Transportation by Deed recorded December 17, 2001 at Reception No. B1217682, and Inverness Metropolitan Improvement District by Deed recorded May 30, 2007 at Reception No. B7068179.

One and Three Sybase Drive, Dublin, CA

All that certain real property situated in the County of Alameda, State of California, described as follows:

Parcel 1:

Parcel Two of Parcel Map 7580, filed September 12, 2000, in Book 252 of Parcel Maps, Pages 90 through 95, inclusive, of Official Records.

Parcel 2:

A non-exclusive easement for reciprocal vehicular and pedestrian ingress and egress and incidents thereto, over, under, along and through those areas shown as “R.I.E.E.” on Parcel One of said Parcel Map 7580, filed September 12, 2000, in Book 252 of Parcel Maps, Pages 90 through 95, inclusive, of Official Records for the benefit of Parcel Two of said Parcel Map 7580.

Parcel 3:

A non-exclusive easement for private storm drain purposes and incidents thereto, over, under, along and through those areas shown as “P.S.D.E.” on Parcel One of said Parcel Map 7580, filed September 12, 2000, in Book 252 of Parcel Maps, Pages 90 through 95, inclusive, of Official Records for the benefit of Parcel Two of said Parcel Map 7580.

1545 & 1565/1585 Charleston Place, Mountain View, CA

Parcel A:

Parcel One as shown on that certain Map entitled “Parcel Map being a resubdivision of all of Parcel “A” of Parcel Map, in Book 557 of Maps, Pages 1 and 2, and lying within the City of Mountain View, California,” which Map was filed for record in the Office of the Recorder of the County of Santa Clara, State of California on July 22, 1991, in Book 628 of Maps, pages 45 to 46, inclusive.

Parcel B:

Easements for vehicular and pedestrian ingress and egress as contained in the Declaration of Covenants, Conditions and Restrictions for Charleston Place dated July 19, 1991 executed by Charleston Place Associates, a California general partnership recorded July 22, 1991 in Book L797, Page 22 Instrument No. 10989807, Official Records.

Parcel C:

Parcel Two as shown on that certain Map entitled “Parcel Map being a resubdivision of all of Parcel “A” of Parcel Map, in Book 557 of Maps, Pages 1 and 2, and lying within the City of Mountain View, California,” which Map was filed for record in the Office of the Recorder of the County of Santa Clara, State of California on July 22, 1991, in Book 628 of Maps, pages 45 to 46, inclusive.

Parcel D:

Easements for vehicular and pedestrian ingress and egress as contained in the Declaration of Covenants, Conditions and Restrictions for Charleston Place dated July 19, 1991 executed by Charleston Place Associates, a California general partnership recorded July 22, 1991 in Book L797, Page 22 Instrument No. 10989807, Official Records.

5853/5863 Rue Ferrari Drive, San Jose, CA

Parcel 1, as shown on the Parcel Map filed for record in the Office of the Recorder of the County of Santa Clara, State of California, on September 26, 1991, in Book 630 of Maps, Pages 39 and 40.

Assessor’s Parcel Number 678-05-057

510 Cottonwood Drive, Milpitas, CA

Parcel 1 as shown on the Parcel Map filed January 27, 1984 in Book 524 of Maps, Page 22, Records of Santa Clara County.

Assessor’s Parcel Number: 086-03-089

2625 Shadelands Drive, Walnut Creek, CA

Real property situated in the incorporated territory of the City of Walnut Creek, County of Contra Costa, State of California, described as follows:

A portion of Parcel A, as designated on the Parcel Map filed June 3, 1977, Book 55, Parcel Maps, Page 4, Contra Costa County records, described as follows:

Beginning at the northwestern corner of said Parcel A; thence, from said point of beginning, along the northern line of said Parcel A, North 62° 55’ 12” East 536.83 feet to the northeastern corner of said Parcel A; thence, from said northeastern corner, along the eastern line of said Parcel A, the following two (2) courses:

1) along the arc of a non-tangent 20.00 foot radius curve to the left, from which the center of said curve bears South 27° 04’ 48” East, through a central angle of 90° 00’ 00”, an arc distance of 31.42 feet, and

2) South 27° 04’ 48” East 400.36 feet;

thence, leaving said eastern line, South 27° 04’ 48” East 37.52 feet; thence, South 62° 55’ 12” West 469.77 feet to a point on the western line of said Parcel A; thence, along said western line, the following two (2) courses:

1) North 28° 23’ 58” West 151.00 feet, and

2) North 35° 09’ 48” West 310.00 feet to said point of beginning.

Assessors Parcel Number: 143-040-089

7555 Colshire Drive, McLean, VA (NORTHROP GRUMMAN)

Parcel B-1-A2, containing 11.7931 acres, more or less, WESTGATE INDUSTRIAL PARK, as set forth in and as shown on plat attached to Deed of Resubdivision recorded in Deed Book 12845 at Page 103, among the land records of Fairfax County, Virginia, and being more particularly described by metes and bounds as set forth below:

BEGINNING AT A POINT ON THE SOUTHERLY RIGHT-OF-WAY OF COLSHIRE DRIVE, ROUTE 6471, WIDTH VARIES, SAID POINT BEING A NORTHWESTERLY CORNER OF THE REMAINDER OF LOT 3A, WESTGATE INDUSTRIAL PARK.

THENCE DEPARTING THE SOUTHERLY RIGHT-OF-WAY OF COLSHIRE DRIVE AND WITH THE WESTERLY LINE OF THE REMAINDER OF LOT 3A S 13° 06’ 39” W 59.90 FEET TO A POINT;

77.77 FEET ALONG THE ARC OF A CIRCLE CURVING TO THE LEFT, HAVING A RADIUS OF 88.00 FEET, A DELTA OF 50° 37’ 53”, AND A CHORD BEARING AND DISTANCE OF S 12° 12’ 18” E 75.26 FEET TO A POINT; S 37° 31’ 14” E 187.25 FEET TO A POINT; S 52° 28’ 46” W 20.00 FEET TO A POINT; 53.41 FEET ALONG THE ARC OF A CIRCLE CURVING TO THE LEFT, HAVING A RADIUS OF 68.00 FEET, A DELTA OF 45° 00’ 00”, AND A CHORD BEARING AND DISTANCE OF S 29° 58’ 45” W 52.04 FEET TO A POINT; S 07° 28’ 46” W 80.49 FEET TO A POINT; S 37° 31’ 14” E 81.58 FEET TO A POINT; S 52° 28’ 46” W 421.54 FEET TO A POINT ON THE NORTHERLY LINE OF FAIRFAX COUNTY PARK AUTHORITY, SAID POINT BEING THE SOUTHWESTERLY CORNER OF THE REMAINDER OF LOT 3A.

THENCE WITH THE NORTHERLY AND EASTERLY LINES OF FAIRFAX COUNTY PARK AUTHORITY N 66° 15’ 44” W 823.27 FEET TO A POINT; N 33° 31’ 06” E 102.53 FEET TO A POINT; N 42° 19’ 21” E 74.39 FEET TO A POINT, SAID POINT BEING THE SOUTHEASTERLY CORNER OF PARCEL B-1-A1.

THENCE DEPARTING THE EASTERLY LINE OF FAIRFAX COUNTY PARK AUTHORITY AND WITH THE EASTERLY LINE OF PARCEL B-1-A1 N 84° 46’ 30” E 112.47 FEET TO A POINT; 50.31 FEET ALONG THE ARC OF A CIRCLE CURVING TO RIGHT, HAVING A RADIUS OF 50.00 FEET, A DELTA OF 57° 39’ 17” , AND A CHORD BEARING AND DISTANCE OF S 66° 23’ 52” E 48.22 FEET TO A POINT; S 37° 34’ 13” E 39.49 FEET TO A POINT; N 52° 25’ 47” E 234.57 FEET TO A POINT; N 37° 34’ 06” W 59.95 FEET TO A POINT; 13.09 FEET ALONG THE ARC OF A CIRCLE CURVING TO THE RIGHT HAVING A RADIUS OF 62.50 FEET, A DELTA OF 12° 00’ 13”, AND A CHORD BEARING AND DISTANCE OF N 31° 34’ 05” W 13.07 FEET TO A POINT; N 25° 34’ 05” W 3.78 FEET TO A POINT; N 52° 25’ 54” E 275.90 FEET TO A POINT; 93.21 FEET ALONG THE ARC OF A CIRCLE CURVING TO THE RIGHT, HAVING A RADIUS OF 99.50 FEET, A DELTA OF 53° 40’ 28”, AND A CHORD BEARING AND DISTANCE OF N 79° 16’ 08” E 89.84 FEET TO A POINT; N 51° 24’ 46” E 86.08 FEET TO A POINT; N 77° 22’ 06” E 100.10 FEET TO A POINT ON THE AFOREMENTIONED SOUTHERLY RIGHT-OF-WAY COLSHIRE DRIVE.

THENCE WITH THE SOUTHERLY RIGHT-OF-WAY OF COLSHIRE DRIVE S 38° 35’ 14” E 8.90 FEET TO A POINT; 17.27 FEET ALONG THE ARC OF A CIRCLE CURVING TO THE RIGHT, HAVING A RADIUS OF 40.00 FEET, A DELTA OF 24° 44’ 39” , AND A CHORD BEARING AND DISTANCE OF S 26° 12’ 55” E 17.14 FEET TO A POINT; S 13° 50’ 35” E 89.89 FEET TO A POINT; 64.96 FEET ALONG THE ARC OF A CIRCLE CURVING TO THE LEFT, HAVING A RADIUS OF 73.00 FEET, A DELTA OF 50° 59’ 13” AND A CHORD BEARING AND DISTANCE OF S 39° 20’ 12” E 62.84 FEET TO THE POINT OF BEGINNING AND CONTAINING 11.7931 ACRES OF LAND, MORE OR LESS.

TOGETHER WITH a non-exclusive, perpetual easement to use the Colshire Drive extension for ingress and egress in the areas identified as “Access Easement” and one (1) curb cut onto the Colshire Drive extension in the area identified as “Curb Cut” both on Exhibit 2(a) as set forth in as shown on plat attached to Cross Easement Agreement recorded in Deed Book 10990 at Page 691, the easement for ingress and egress is modified by Instrument recorded in Deed Book 15343 at page 1576, among the aforesaid land records.

TOGETHER WITH a non-exclusive 25’ utility easement as set forth in and as shown on plat identified as Exhibit 2c to Cross Easement Agreement recorded in Deed Book 10990 at Page 691, among the aforesaid land records.

TOGETHER WITH a ten foot (10’) retaining wall maintenance easement as set forth in Cross Easement Agreement recorded in Deed Book 12887 at Page 1271, among the aforesaid land records.

EXHIBIT C

Legal Description of Harborside Property

ALL that certain lot, parcel or tract of land, situate and lying in the City of Jersey City, County of Hudson and State of New Jersey being more particularly described as follows:.

PARCEL ONE:

Beginning at a point on the southerly side of Second Street Extension (52’ wide) said point being the following two (2) courses along said southerly side of Second Street Extension (52’ wide) as extended, from its intersection with the easterly side of Hudson Street (62’ wide) as extended, and running; thence

a. South 83 degrees 50 minutes 02 seconds East 195.11 feet to a bend; thence

b. South 84 degrees 47 minutes 48 seconds East 102.62 feet to a point of beginning and running; thence

1.	South 84 degrees 47 minutes 48 seconds East 35.65 feet along the southerly side of Second Street Extension (52’ wide) to a point of curvature; thence

2.	Along a curve to the right having a radius of 50.00 feet, an arc length of 60.93 feet (chord which bears South 49 degrees 53 minutes 06 seconds East 57.23 feet) to a point of reverse curvature; thence

3.	Along a curve to the left having a radius of 60.00 feet, an arc length of 160.03 feet along the easterly terminus of Second Street Extension (chord which bears North 88 degrees 37 minutes 11 seconds East 116.64 feet) to a point on curve, thence

4.	South 83 degrees 50 minutes 02 seconds East 98.17 feet to a point; thence

5.	South 06 degrees 09 minutes 58 seconds West 23.06 feet to a point on curve; thence

6.	Southerly along a curve to the right having a radius of 502.36 feet, an arc length of 195.70 feet (chord which bears South 00 degrees 42 minutes 02 seconds West 194.47 feet) to a point on curve; thence

7.	North 87 degrees 59 minutes 06 seconds West 204.55 feet to a point; thence

8.	North 75 degrees 59 minutes 06 second West 120.02 feet to a point; thence

9.	North 08 degrees 00 minutes 54 seconds East 231.23 feet to the point of beginning.

Being known as proposed Lot 35.01 in Block 15 as shown on a certain map entitled “Proposed Subdivision of Lots 35 & 36 in Block 15 and Lots 6 & 18 in Block 10 prepared for Mack-Cali Realty Corp. in the City of Jersey City, Hudson County, New Jersey” prepared by John Zanetakos Associates, Inc., dated January 30, 2001 and labeled Job No. 00-7628-300, and filed in the Hudson County Clerk’s office on August 29, 2001 as map number 3813.

TOGETHER WITH the easements granted to American Financial Exchange, L.L.C. in the Cross Reciprocal Easement Agreement (“CREA”) between and among American Financial Exchange, L.L.C., Plaza VIII & IX Associates, L.L.C., and Cali Harborside (Fee) Associates, L.P., dated September 29, 2003 and recorded on October 7, 2003 in the Hudson County Register’s office in Deed Book 7147, at page 157; as such easements are defined and described therein:

•	“Plaza X Storm Water Easement” in, to, under and within the “Plaza 8/9 Storm Water Easement Area”

•	“Plaza X Communication Easement” in, to, under and within the “Plaza 8/9 Communication Easement Area”

•	“Temporary Plaza X Communication Easement” in, to, under and within the “Temporary Communication Easement Area”

•	“Plaza X Water Easement” in, to, under and within the ‘Plaza 8/9 Water Main Easement Area”

•	“Plaza X Vehicular Easement” over and across the “Plaza 8/9 Vehicular Easement Area”

•	“Plaza X Pedestrian Easement” over and across the “Plaza 8/9 Pedestrian Easement Area”

•	“Plaza X Parking Easement” over, on, along and across the “Plaza 8/9 Parking Easement Areas”

PARCEL TWO:

Beginning at a point in the dividing line between Lot 48 in Block 15 as shown on the City of Jersey City Tax Assessment to the south and Lot 30 in Block 15 (Tax Map) to the north, said point of beginning being S 83°50’02” E, 48.53 feet along the dividing line between Lots 48 and 30 in Block 15 (Tax Map) from its intersection with the easterly line of Second Street Extension and running; thence

1.	N 06°09’58” E 1.66 feet to a point; thence

2.	S 83°54’00” E 50.74 feet to a point; thence

3.	S 05°35’27” W 23.12 feet to a point on curve; thence

4.	Southerly along a curve to the right having a radius of 694.85 feet an arc length of 136.45 feet, a central angle of 11°15’06” and a chord which bears S 04°19’57” E 136.23 feet to a point of compound curvature; thence

5.	Southerly along a curve to the right having a radius of 395.13 feet, an arc length of 60.77 feet, a central angle of 08°48’42” and a chord which bears S 05°41’57” W 60.71 feet to a point on curve; thence

6.	N 87°59’06” W 8.16 feet along the easterly extension of the dividing line between Lots 48 and 49 in Block 15 (Tax Map); thence the following three (3) courses along the easterly line of Lot 48 in Block 15 (Tax Map)

7.	Northerly along a curve to the left having a radius of 502.36 feet, an arc length of 195.70 feet, a central angle of 22°19’ 15” and a chord which bears N 00°42’02” E 194.47 feet to a point on curve; thence

8.	N 06°09’58” E 23.06 feet to a point on curve; thence

N 83°50’02” W 49.64 feet to a point, the point and place of beginning

EXHIBIT D

Mezzanine Minimum Release Amount

Property	Location	Mezzanine Minimum Release Amount

Alliance Data Systems	Dallas, TX	799,195
Aetna Life Insurance Company	Walnut Creek, CA	525,618
Abbott Medical Optics, Inc.	Milpitas, CA	2,087,520
Arbella Capital Corporation	Quincy, MA	1,925,665
Baxter Healthcare Corporation	Vernon Hills, IL	1,354,620
DirecTV, Inc.	Englewood, CO	4,802,464
Goodyear Tire & Rubber Co.	Various	5,029,331
Google, Inc.	Mountain View, CA	9,004,620
Northrop Grumman IT, Inc.	Tyson’s Corner, VA	21,196,564
Sybase, Inc.	Dublin, CA	26,127,694
Travelport International, LLC	Englewood, CO	1,097,841
Western Digital Corporation	San Jose, CA	983,708

Total Release Pricing		74,934,840

EXHIBIT E

Closing Checklist

(attached hereto)

Schedule 4.1(A)-1

TRT Borrower’s U.S. taxpayer identification number is: 27-2866542

TRS Borrower’s U.S. taxpayer identification number is: 27-2866628

Schedule 4.1(A)-2

The attached organizational chart shows each Person directly owning (and/or indirectly owing five percent (5%) or more of) the ownership interests in Borrower, Holdco and Property Owners, and the direct Subsidiaries, indirect Subsidiaries, and each member of the Intervening Entities and Property Owners.

Schedule 4.1(A)-3

The principal place of business and chief executive office of Borrower, Intervening Entities and Property Owners is set forth below:

c/o Dividend Capital Total Realty Operating Partnership LP

518 17th Street, Suite 1700

Denver, Colorado 80202

Schedule 4.1(A)-4

Attached is a list of the correct legal name, jurisdiction of formation, organization number, type of entity (e.g., corporation, limited partnership, limited liability company, etc.), of each member of the Intervening Entities and Property Owners and also, in the case of the Property Owners, the Property owned by such Property Owner.

(attached hereto)

Please see Exhibit A-1 and Exhibit A-2 of the Loan Agreement for a list of the Property owned by each Property Owner.

Name of Entity	Jurisdiction of Formation / Type of Entity	Organizational Number
TRS NOIP Mezz Holdco LLC	Delaware limited liability company	4831465
TRS NOIP Real Estate Holdco LLC	Delaware Limited Liability Company	4831467
TRT NOIP Cottonwood - Milpitas GP LLC	Delaware Limited Liability Company	4831684
TRT NOIP Rue Ferrari - San Jose GP LLC	Delaware Limited Liability Company	4831685
TRT NOIP Dublin GP LLC	Delaware Limited Liability Company	4831686
TRT NOIP GT Lease Holdco LLC	Delaware Limited Liability Company	4831463
TRT NOIP Apache Trail - Terrell GP LLC	Delaware Limited Liability Company	4831690
TRT NOIP GT LLC	Delaware Limited Liability Company	4831691
TRT NOIP Waterview - Dallas LP LLC	Delaware Limited Liability Company	4831673
TRT NOIP Waterview - Dallas GP LLC	Delaware Limited Liability Company	4831669
TRT NOIP Floating Mezz Holdco LLC	Delaware Limited Liability Company	4831455
TRT NOIP Floating Real Estate Holdco LLC	Delaware Limited Liability Company	4831458
TRT NOIP Floating CA LP Holdco LLC	Delaware Limited Liability Company	4831460
TRT NOIP Shadelands - Walnut Creek GP LLC	Delaware Limited Liability Company	4831683
TRT NOIP Charleston - Mountain View GP LLC	Delaware Limited Liability Company	4831687
TRT NOIP Colshire McLean LLC	Delaware Limited Liability Company	4831414
TRT NOIP Colshire McLean GP LLC	Delaware Limited Liability Company	4839713

Schedule 4.1(A)-5

The attached organizational chart correctly identifies each Person directly owning (and/or indirectly owning 5% or more of) the Harborside Property and Harborside Owner.

Schedule 4.11

Insurance Policies

(attached hereto)

Schedule 4.12

A “Special Purpose Bankruptcy Remote Entity” is an entity which is a limited liability company which at all times since its formation and at all times thereafter (and whose Organizational Documents require compliance with the following):

(i) not guarantee any obligation of any Person, including any Affiliate, or become obligated for the debts of any other Person or hold out its credit as being available to pay the obligations of any other Person;

(ii) not engage, directly or indirectly, in any business other than the ownership of the Pledged Interests;

(iii) not incur, create or assume any indebtedness or liabilities other than, with respect to Borrower only, the Loan and, to the extent such unsecured trade payables constitute Permitted Indebtedness, unsecured trade payables incurred in the ordinary course of its business that are related to the ownership of the Interests;

(iv) not make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, except (1) for TRT Holdco or TRS Holdco, as applicable, and (2) that Borrower may invest in those investments permitted under the Loan Documents;

(v) not, to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, sale or other transfer of any of its assets;

(vi) not buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities);

(vii) except for TRT Holdco, TRS Holdco and the Subsidiaries (as such term is defined in the TRT Holdco LLC Agreement and TRS Holdco LLC Agreement), not form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity;

(viii) own any asset or property other than the Interests and incidental personal property necessary for the ownership of the Interests; or

(ix) maintain books and records and bank accounts separate from those of any other Person;

(x) maintain its assets in such a manner that it is not costly or difficult to segregate, identify or ascertain such assets;

(xi) comply with all limited liability company formalities necessary to maintain its separate existence;

(xii) hold itself out to creditors and the public as a legal entity separate and distinct from any other entity;

(xiii) maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person; except that Borrower’s assets may be included in a consolidated financial statement of its Affiliate so long as appropriate notation is made on such consolidated financial statements to indicate the separateness of Borrower from such Affiliate and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person;

(xiv) prepare and file its own tax returns separate from those of any Person to the extent required by applicable law, and pay any taxes required to be paid by applicable law;

(xv) allocate and charge fairly and reasonably any common employee or overhead shared with Affiliates;

(xvi) except as contemplated by the Loan Documents, not enter into any transaction with any Affiliate, except on an arm’s-length basis on terms which are intrinsically fair and substantially similar to those that would be available for unaffiliated third parties, and pursuant to written, enforceable agreements;

(xvii) conduct business in its own name, and use separate stationery, invoices and checks bearing its own name;

(xviii) except as contemplated by the Loan Documents, not commingle its assets or funds with those of any other Person;

(xix) except as contemplated by the Loan Documents, not assume, guarantee or pay the debts or obligations of any other Person;

(xx) correct any known misunderstanding as to its separate identity;

(xxi) except as contemplated by the Loan Documents, not permit any Affiliate to guarantee or pay its obligations;

(xxii) not make loans or advances to any other Person;

(xxiii) pay its liabilities and expenses out of and to the extent of its own funds;

(xxiv) maintain a sufficient number of employees in light of its contemplated business purpose and pay the salaries of its own employees, if any, only from its own funds;

(xxv) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; provided, however, that the foregoing shall only apply to the extent that there is positive net cash flow from the Interests after the payment of all operating expenses and debt service, and shall not require any equity owner to make additional capital contributions to Borrower;

(xxvi) cause the managers, officers, employees, agents and other representatives of Borrower to act at all times with respect to Borrower consistently and in furtherance of the foregoing and in the best interests of Borrower;

(xxvii) not take any action if, as a result of such action, it would have been or would be required to register as an investment company under the Investment Company Act of 1940, as amended; and

(xxviii) such Person’s Organizational Documents incorporate provisions that require such Person to be a Special Purpose Bankruptcy Remote Entity.

“Independent Person” shall mean a natural person that (i) is engaged by Borrower from an Approved Independent Manager Provider, (ii) who is, and continues to be during the term of engagement by Borrower, as Independent Manager employed by and in good standing with such Approved Independent Manager Provider and (iii) who is not at the time of initial appointment as Independent Manager and has not been at any time during the five (5) years preceding such initial appointment and shall not be at any time while serving as Independent Manager of Borrower: (i) a stockholder, director, manager (with the exception of serving as an Independent Manager of Borrower), officer, trustee, employee, partner, member, attorney or counsel of Borrower, or any Affiliate of either of them; (ii) a creditor, customer, supplier, or other Person who derives any of its purchases or revenues from its activities with Borrower or any Affiliate; (iii) a Person controlling or under common control with any Person excluded from serving as Independent Manager under (i) or (ii); or (iv) a member of the immediate family by blood or marriage of any Person excluded from serving as Independent Manager under (i) or (ii). (As used above, “Approved Independent Manager Provider” means each of CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company and Lord Securities Corporation; provided, that, (a) the foregoing shall only be deemed Approved Independent Manager Providers to the extent acceptable to the rating agencies and (b) additional national providers of professional Independent Managers may be deemed added to the foregoing hereunder to the extent approved in writing by the Lender and the rating agencies.)

Schedule 11.5

Addresses for Notice

If to Borrower:

TRT NOIP Floating Mezz Holdco LLC

TRS NOIP Mezz Holdco LLC

c/o Dividend Capital Total Realty Operating Partnership LP

518 17th Street, Suite 1700

Denver, Colorado 80202

Attention: Guy Arnold, President

Telephone: 303-228-2200

Facsimile: 303-577-9797

With a copy to:

TRT NOIP Floating Mezz Holdco LLC

TRS NOIP Mezz Holdco LLC

c/o Dividend Capital Total Realty Operating Partnership LP

518 17th Street, Suite 1700

Denver, Colorado 80202

Attention: Joshua J. Widoff, Senior Vice President and General Counsel

Telephone: 303-597-0483

Facsimile: 303-869-4602

With a copy to:	Greenberg Traurig, LLP 200 Park Avenue New York, New York 10166 Attn: Robert Ivanhoe, Esq. Telephone: (212) 801-9200 Facsimile: (212) 801-6400

If to Lender:	iStar Financial Inc. 1114 Avenue of the Americas New York, New York 10036 Attn: Chief Operating Officer Loan No.: M00153400 Telephone: 212-930-9400 Facsimile: 212-930-9494

With a copy to:	iStar Financial Inc. 1114 Avenue of the Americas New York, New York 10036 Attn: Nina B. Matis, Esq./General Counsel Loan No.: M00153400 Telephone: 212-930-9406 Facsimile: 212-930-9492

With a copy to:	iStar Asset Services Inc. 180 Glastonbury Boulevard, Suite 201 Glastonbury, Connecticut 06033 Attn: President Loan No.: M00153400 Telephone: 860-815-5900 Facsimile: 860-815-5901

With a copy to:	Katten Muchin Rosenman LLP 525 West Monroe Street Chicago, Illinois 60661-3693 Attn: Kenneth M. Jacobson, Esq. and George P.L. Pierce, Esq.
	Loan No.:	M00153400
	Reference:	208972-00731
	Telephone:	312-902-5445 (KMJ)
312-902-5541 (GPLP)
	Facsimile:	312-577-8646 (KMJ)
312-577-8893 (GPLP)